UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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West Marine, Inc.
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Dear Fellow Stockholders:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of West Marine, Inc. to be held at our company headquarters, 500 Westridge Drive, Watsonville, California, on Thursday, May 15, 2014 at 10:30 a.m., Pacific Time (“Annual Meeting”).
We are pleased to continue utilizing the Securities and Exchange Commission rules that allow us to furnish proxy materials to you over the Internet. We believe that this e-proxy process expedites your receipt of our 2014 Proxy Statement and our 2013 Annual Report on Form 10-K (collectively, “Proxy Materials”), lowers our printing and delivery costs, and helps reduce our impact on the environment. Accordingly, you will receive only a one-page, double-sided notice (the “Notice”), which is being mailed to stockholders on April 4, 2014, regarding the Internet availability of our Proxy Materials. The Notice and Proxy Materials explain the matters indicated below to be voted on at our Annual Meeting and provide you with instructions for accessing the Proxy Materials and for voting in person via the Internet or by phone. The Notice also provides information on how you may obtain paper copies of our Proxy Materials free of charge, if you so choose. Please read the Notice so you will be informed about the business to be considered at the meeting. Your vote is important to us.
On behalf of the Board of Directors, I urge you take advantage of our Internet or telephone voting system as soon as possible, even if you plan to attend the Annual Meeting.
Following are the proposals to be voted upon at the Annual Meeting:

(1)	To elect eight directors;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 3, 2015;

(3)	To approve, on an advisory basis, the compensation of our named executive officers; and

(4)	To transact such other business as may properly come before the Annual Meeting.
Our Board of Directors recommends that you vote “FOR” each of the proposals (1) through (3).

Sincerely,
/s/ Randolph K. Repass
Randolph K. Repass Chairman of the Board

Watsonville, California

April 4, 2014

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT

2014 Annual Meeting of Stockholders

I.	GENERAL INFORMATION

Q: Why am I receiving these materials?
A: We have made the Proxy Materials available to you on the Internet or, upon your request, have delivered printed versions of the Proxy Materials to you by mail, in connection with soliciting your proxy to vote at our Annual Meeting.
Q: What is included in these materials?
A: The Proxy Materials consist of:

•	This proxy statement for our Annual Meeting (“Proxy Statement”);

•	Our Annual Report on Form 10-K for our fiscal year ended December 28, 2013 (“Annual Report”); and

•	For those receiving printed versions, a proxy card.
Q: What does fiscal year mean?
A: Our fiscal year is the 52 or 53-week period that ends on the Saturday closest to December 31st. Unless otherwise stated, all information presented in this Proxy Statement is based on our fiscal year.
Q: What items am I being asked to vote on at the Annual Meeting?
A: Our stockholders will vote on three proposals at the Annual Meeting (“Proposals”):

•	Election to our Board of Directors (“Board”or, each member individually, a “Director”) of the eight Director nominees named in this Proxy Statement;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm ("Independent Auditors”) for our fiscal year ending January 3, 2015; and

•	Approval, on an advisory basis, of the compensation of our Named Executive Officers (or "NEOs").
Q: What are the Board's voting recommendations?
A: Our Board recommends that you vote “FOR” each of the Proposals.
Q: Why did I receive a one-page Notice in the mail regarding the Internet availability of Proxy Materials instead of a full set of Proxy Materials?
A: Under rules adopted by the Securities and Exchange Commission (“SEC”), we use the Internet as the primary means of furnishing our Proxy Materials to our stockholders, rather than mailing printed copies to each stockholder. We encourage our stockholders to take advantage of the availability of Proxy Materials on the Internet to help reduce costs associated with, and the environmental impact of, our Annual Meeting. Our Proxy Materials were first available for our stockholders to access online at www.envisionreports.com/wmar on April 4, 2014.
Q: How can I get electronic access to the Proxy Materials or a paper copy if I prefer?
A: The Notice provides you with instructions regarding how to view our Proxy Materials on the Internet and if you so choose, how to instruct us to send these and future Proxy Materials to you by email. Alternatively, you can request a paper copy of the Proxy Materials. Requests for email or paper copies must be made by May 5, 2014 to facilitate timely delivery. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. If you choose to receive a paper copy of the Proxy Materials, you also can submit a preference to receive paper copies for future meetings. Your election to receive an email or a paper copy of proxy materials for future meetings will remain in effect until you change it.
Q: Where and when is the Annual Meeting?
A: Our Annual Meeting will be held at our corporate headquarters located at 500 Westridge Drive, Watsonville, California
95076, on May 15, 2014 at 10:30 a.m. Pacific Time.

Q: Who may vote at the Annual Meeting?
A: Only stockholders who owned shares of our common stock on March 17, 2014 (“Record Date”) are entitled to vote at our Annual Meeting. On the Record Date, there were 24,364,884 shares of our common stock outstanding and entitled to vote.
Q: Is there a difference between a stockholder of record and a beneficial owner of shares held in street name?
A: Yes
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice (or Proxy Materials, if you requested a paper copy) was sent directly to you.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, at the close of business on the Record Date, your shares were not held in your name, but rather in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and a Notice should have been forwarded to you by that organization. That organization is considered to be the stockholder of record for voting purposes and as the beneficial owner, you may instruct that organization on how to vote the shares in your account. Those instructions are contained in a “vote instruction form” that the organization holding your shares should send to you. We urge you to complete that form, particularly since, as noted below, the organization holding your shares cannot vote on non-routine matters, such as the election of our Director nominees, without your express authorization. Your vote is important.
Q: If I am a stockholder of record, how do I vote?
A: If you are a stockholder of record, there are four ways to vote:

•	VIA THE INTERNET at www.envisionreports.com/wmar by following the instructions provided in the Notice;

•	BY TELEPHONE using a touch-tone telephone at 1-800-652-8683;

•	BY MAIL if you requested printed copies, by completing, signing and returning your proxy card to us in the postage-paid envelope provided with the Proxy Materials; or

•	IN PERSON at the Annual Meeting. We will give you a ballot when you arrive.
If you vote by telephone or over the Internet, you must do so by 11:00 p.m. Pacific time the day before our Annual Meeting and you may incur costs such as telephone and Internet access charges for which you will be responsible. Delaware law permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of election can determine that such proxy was authorized by the stockholder. We use a control number to authenticate each registered stockholder, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific Time, on May 15, 2014.
Q: What constitutes a quorum and why is a quorum required?
A: Return of your proxy is important because a quorum is required, and a majority of the shares entitled to vote must be present in person or by proxy at our Annual Meeting for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present in person at the Annual Meeting or, if you have properly voted on the Internet, by telephone or by submitting a proxy card or vote instruction form by mail. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. In addition, because this Proxy Statement includes a “routine” management Proposal related to the ratification of the selection of our Independent Auditors, shares represented by proxies that vote on routine matters, but not on non-routine matters, also will be counted in determining whether there is a quorum present.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Q: How are proxies voted?
A: All shares represented by valid proxies received prior to our Annual Meeting will be voted and, where a stockholder specifies his or her choice with respect to any Proposal, the shares will be voted in accordance with those instructions.
Q: What happens if I do not have specific voting instructions?
A: Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Randy Repass and Matt Hyde, will vote your shares in the manner recommended by our Board on all Proposals and they may determine in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting.
Beneficial Owners of shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. As a result, if that organization does not receive voting instructions from you on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This generally is referred to as a “broker non-vote.”
Q: Which Proposals are considered “routine” or “non-routine”?

A: Under applicable rules, the ratification of the selection of our Independent Auditors for 2014 is a matter considered routine, but the election of Directors and the non-binding advisory resolution approving the compensation of our NEOs (commonly referred to as "Say-on-Pay") are matters considered “non-routine.”
Q: What is the voting requirement to approve each Proposal?
A: Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative majority of votes cast is required to approve each Proposal.
Q: How are broker non-votes and abstentions treated?
A: Only “FOR” and “AGAINST” votes are counted and, therefore, broker non-votes and abstentions will have no effect on the vote.
Q: Can I change my vote after I have delivered my proxy?
A: Yes. You may revoke your proxy and change your vote at any time before the final vote at our Annual Meeting by changing your vote on a later date via the Internet or by telephone, by signing and returning a new proxy card or vote instruction form with a later date, or by attending our Annual Meeting and voting in person. Your attendance alone will not automatically revoke your proxy unless you properly vote at our Annual Meeting or specifically request that your prior proxy be revoked by delivering to our Secretary, at 500 Westridge Drive, Watsonville, CA 95076-4100, a written notice of revocation prior to the Annual Meeting.
Q: Who will serve as the inspector of election?
A: A West Marine representative will serve as the inspector of election.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation and certification of votes and to facilitate a successful proxy solicitation.
Q: Where can I find the voting results of the Annual Meeting?
A: The preliminary voting results will be announced at our Annual Meeting and the final voting results will be tallied by our inspector of election and published in a Current Report on Form 8-K.
Q: Who is paying for the cost of this proxy solicitation?
A: West Marine will pay all expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders.
Q: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2015 annual meeting of stockholders?
A: Requirements for Stockholder Proposals to Be Considered for Inclusion in the company's Proxy Materials.

We anticipate that our 2015 annual meeting of stockholders (“2015 Annual Meeting”) will be held in May 2015. Any stockholders who intend to present proposals at, and who wish to have them included in the proxy statement for, the 2015 Annual Meeting must ensure that such proposals are addressed to West Marine at the address stated above and received no later than December 4, 2014. In addition, all proposals will need to comply with our Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Requirements for Stockholder Proposals to Be Brought Before the 2015 Annual Meeting and Director Nominations.
Any stockholder proposals that a stockholder intends to present at the 2015 Annual Meeting, other than through the inclusion in the proxy materials, should be received no earlier than 90 days and no later than 120 days prior to the corresponding date on which the annual proxy statement is mailed in connection with our most recent annual meeting. Any stockholder wishing to submit a proposal at the 2015 Annual Meeting must include the information required by our Bylaws.
Q: May I request a printed copy of the Annual Report?
A: We will provide upon request and without charge to each stockholder receiving the Notice or a paper copy of the Proxy Materials a copy of our Annual Report. Copies can be obtained by writing to our Secretary at 500 Westridge Drive, Watsonville, California, 95076.

II.	DIRECTOR MATTERS

PROPOSAL #1: ELECTION OF DIRECTORS
Under the Bylaws of West Marine, Inc. ("West Marine" or the "Company"), our Board has the authority to determine the size of the Board and to fill vacancies. Currently, our Board is comprised of eight Directors who serve one-year terms and are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws.
The eight Directors named below are nominees for election at this year's Annual Meeting and each is currently a Director who was elected by stockholders at our 2013 Annual Meeting of Stockholders.
Our Board has no reason to believe that any nominee for Director would be unable or unwilling to serve as a Director if elected. If at the time of the Annual Meeting, or any adjournment thereof, any nominee is unable or unwilling to serve as a Director, the persons named as proxies intend to vote for such substitute nominee as may be nominated by our Nomination and Governance Committee and approved by our Board or as otherwise directed by our Board, unless directed by the stockholder to do otherwise.

DIRECTOR QUALIFICATIONS AND EXPERIENCE; DIRECTOR NOMINEES
West Marine requires its Directors to possess the experience and skills necessary to oversee the management of the Company in the interest of West Marine and its stockholders. Our Nomination and Governance Committee and our Board will consider, among other factors, the experiences, qualifications, attributes and skills of each new candidate or incumbent Director in nominating them for election at each annual meeting. For more information see "Director Nomination Guidelines and Process" under "Corporate Governance Framework" below.
The following chart sets forth the description of each Director nominee for election at our Annual Meeting, including his or her biographical information, qualifications and skills considered and each nominee's current occupation, employment history, business experience, public company director positions held and information regarding involvement in certain legal or administrative proceedings, if applicable, that caused our Nomination and Governance Committee to recommend, and our Board to conclude, that each Director should serve on the Board.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Randolph K. Repass Director since: 1968 Age: 70	• Chairman of the Board ("Chairman") • Does not serve on any Committees	None
Experience
Mr. Repass has served as Chairman since 1968. He served as West Marine's Chief Executive Officer, from 1968 to April 1995 and from July 1998 to November 1998, and as President, from 1968 to 1990 and from August 1993 to March 1994.

Qualifications for Board Service
Mr. Repass, as the founder of West Marine and one of its major stockholders, defines the Company and its mission statement and values. He is being re-nominated as a Director because his vision, knowledge of the industry, understanding of the business and our customers' needs, combined with his strategic insight, are invaluable in guiding our Board and management in realizing our mission, in balancing short and long term goals, and in enhancing value for all of our stockholders.

Boating Experience
Mr. Repass has an extensive boating background including sailboat racing and cruising on sail and power boats.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Matthew L. Hyde Director since: 2012 Age: 51	•Inside Director • Chief Executive Officer ("CEO") and President • Does not serve on any Committees	Zumiez Inc. • Board Member • Member - Governance/Nominating Committee • Member - Compensation Committee
Experience
Mr. Hyde has served as our CEO and President since June 2012. Previously, he was the Executive Vice President of Recreational Equipment Inc. (“REI”), a retailer and online merchant of outdoor gear and equipment. Beginning his career with REI in 1986, Mr. Hyde held various positions, and just prior to joining West Marine, as their Executive Vice President, he oversaw the marketing, e-commerce and direct sales, real estate, store development, retail and customer experience functions. Mr. Hyde previously led REI's online division, championing its award-winning omni-channel strategy.

Qualifications for Board Service
Mr. Hyde's specialty retail background, along with his online retail, brand-building, marketing, merchandising and operational expertise, provide valuable insight to our Company and our Board. In addition, Mr. Hyde's service on the Board of a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories not only aligns well with West Marine's merchandise expansion strategy, but also provides comparative expertise for our operational plans as well as for our compensation and leadership development programs.

Boating Experience
Mr. Hyde has been boating all of his life. From fishing with his family on a wooden skiff, to kayaking, to an annual trek to Alaska to go salmon fishing, Mr. Hyde loves all things outdoors.

Dennis F. Madsen Director since: 2010 Age: 65	• Independent Director • Chair -Compensation and Leadership Development Committee • Member -Nomination and Governance Committee	Alaska Air Group (including subsidiaries: Alaska Airlines & Horizon Airlines) • Board Member • Member - Compensation and Leadership Development Committee • Member - Audit Committee
Experience
Mr. Madsen served as President and Chief Executive Officer from April 2000 to March 2005, of REI. Mr. Madsen also served as REI's Executive Vice President and Chief Operating Officer from 1987 to March 2000, and prior to that, held numerous positions throughout REI.

Qualifications for Board & Committee Service
Mr. Madsen is being re-nominated as a Director because, among his other qualifications, he has demonstrated proven leadership capability and knowledge of the complex operational and financial issues facing an organization such as West Marine. His experience on other public company boards and in leading a customer-service driven organization, and his knowledge of compensation and governance trends and best practices, also makes him a valuable contributor in all operational risks and strategies facing West Marine, and in executive compensation and leadership development.

Boating Experience
Mr. Madsen has spent the last 23 years sailing throughout the Pacific Northwest and Canadian waters. Previously spending five years as a live-aboard, Mr. Madsen has a keen understanding of boater needs and lifestyle.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Barbara L. Rambo Director since: 2009 Age: 61	• Independent Director • Chair- Nomination and Governance Committee • Member - Compensation and Leadership Development Committee • Member-Audit and Finance Committee • Lead Independent Director
PG&E Corporation
• Board Member

• Chair - Finance Committee

• Member - Compensation
  Committee

• Member - Nominating and
   Governance Committee

International Rectifier Corporation
• Board Member

• Member - Compensation
   Committee

• Member - Nominating and
   Governance Committee.

Experience
Since October 2009, Ms. Rambo has served as the Chief Executive Officer of Taconic Management Services, a management consulting and services company. Prior to joining Taconic Management Services, she was Chief Executive Officer, Vice Chair and a director of Nietech Corporation (payments technology company) during the period 2001 to 2009, and Chief Executive Officer of OpenClose Technologies (financial services technology company) during the period 2000 to 2002. Ms. Rambo previously held various executive and management positions at Bank of America, including head of national commercial banking. She has developed skills in corporate finance, capital markets, sales, strategic planning, marketing, operations and executive management.

Qualifications for Board & Committee Service
Ms. Rambo is being re-nominated as a Director because of the depth of her executive management and leadership experience with companies in the financial services and technology sectors and her experience on other public company boards. She brings a wealth of knowledge in corporate governance and risk management practices, which enables her to serve as a member of our Audit and Finance and Compensation and Leadership Development Committees, as Chair of our Nomination and Governance Committee and as our Lead Independent Director.

Boating Experience
Ms. Rambo is a sculler and sails in San Francisco and the Caribbean.

Alice M. Richter Director since: 2005 Age: 60	• Independent Director • Chair - Audit and Finance Committee • Member - Nomination and Governance Committee	G&K Services, Inc. • Board Member • Chair - Audit Committee
Experience
Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. She joined KPMG's Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG's U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001.

Qualifications for Board & Committee Service
Ms. Richter is being re-nominated as a Director because with her long career in public accounting and expertise in the accounting and finance areas, including a client-base in the retail industry, her experience in international operations, her service on another public company board, and her experience in reviewing internal controls, tax saving strategies, potential fraud, acquisitions and reorganizations, she possesses a keen understanding of complex financial accounting issues which provides the Board with an overall business and financial leadership perspective. In addition, Ms. Richter has vast experience in financial planning and investment and capital structure strategies, along with risk management and compliance matters, which enables her to make valuable contributions in her role as Chair of our Audit and Finance Committee. In 2012, Ms. Richter received her Board Leadership Fellow certification from the National Association of Corporate Directors.

Boating Experience
Ms. Richter is an avid water skier and an enthusiastic angler - particularly for freshwater walleye.  She is never far from a boat.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Christiana Shi Director since: 2011 Age: 54	• Independent Director • Member - Audit and Finance Committee • Member - Compensation and Leadership Development Committee	None
Experience
Ms. Shi has been the President of NIKE Global Direct-to-Consumer since July of 2013. In this role, Ms. Shi leads all of NIKE's retail business around the world, including digital commerce, NIKE Stores, and NIKE Factory Stores and partner retail. Prior to this, from April 2012 through June 2013, Ms. Shi served as Vice President and General Manager of NIKE, Inc. Global E-Commerce. In that role, she was responsible for the performance and growth of Nike.com around the world, including merchandising, experience design, consumer services, and digital commerce technology. From November 2010 through March 2012, Ms. Shi was the Vice President and Chief Operating Officer of NIKE, Inc.'s global direct-to consumer division. In this role, she was responsible for the division's global store, real estate, finance, information technology and supply chain operations. From 2000 to 2010, Ms. Shi was director and senior partner of McKinsey & Company, Inc., a global management consulting firm, and she was a principal (partner) at McKinsey from 1994 to 2000. Prior to 1994, she held numerous positions throughout McKinsey. From 1981 to 1984, Ms. Shi also held numerous positions at Merrill Lynch & Company, Inc.

Qualifications for Board & Committee Service
As Vice President and General Manager of Nike's global e-commerce business, her past roles as Chief Operating Officer of NIKE, Inc.'s direct-to-consumer division, and as a former senior partner at McKinsey & Company, Ms. Shi has a unique global perspective acquired through 20 years of work on four continents across an extensive array of consumer brands and retail operations. Further, her expertise in global retail expansion, category strategy, new concept development, store operations, inventory management, performance transformation and the direct/e-commerce business makes her well-qualified to serve on our Board and as a member of our Audit and Finance Committee and our Compensation and Leadership Development Committee.

Boating Experience
Ms. Shi is an enthusiastic sailor and boater.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

James F. Nordstrom, Jr. Director since: 2012 Age: 41	• Independent Director • Member- Compensation and Leadership Development Committee	None
Experience
Mr. Nordstrom has been Executive Vice President and President of Nordstrom Direct for Nordstrom, Inc. since February 2005. His position supports Nordstrom.com, mobile, catalogs and fulfillment center operations. He previously served as Corporate Merchandise Manager - Children's Shoes from May 2002 to February 2005, and as a project manager for the design and implementation of Nordstrom's inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the company founder and has been employed by Nordstrom's since 1986.

Qualifications for Board & Committee Service
Mr. Nordstrom is being re-nominated to the Board because his e-commerce insights and expertise, coupled with his extensive executive and operational experience, provides us with information and advice on leadership development and compensation matters relevant to the retail industry. In addition, as one of the industry's leading spokesmen, Mr. Nordstrom's expert guidance is sought by our management and Board on omni-channel retailing as we continue to evolve and grow our business. Additionally, his senior executive status provides our Compensation and Leadership Development Committee with key insights into relevant compensation practices in the retail industry and in executive development.

Boating Experience
Mr. Nordstrom grew up boating in the San Juan Islands and British Columbia with his family, and has continued that tradition with his wife and children aboard their 36 foot sports fisher.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Robert D. Olsen Director since: 2013 Age: 61	• Independent Director • Member- Audit and Finance Committee	None
Experience
Between 2000 and his retirement in January of 2013, Mr. Olsen worked in numerous roles at AutoZone, Inc. Most recently Mr. Olsen served as Corporate Development Officer, Customer Satisfaction. In this role, he was responsible for the Mexico and ALLDATA businesses and strategic growth initiatives that included AutoZone's store expansion into Brazil and ALLDATA's entry into Europe. He previously served as Executive Vice President, Store Operations, Commercial, Mexico and ALLDATA from 2007 to 2009, as Executive Vice President, Supply Chain, IT, Mexico and Store Development from 2005 to 2007, as Senior Vice President, Mexico and Store Development from 2001 to 2005, and as Senior Vice President, Planning and Store Development from 2000 to 2001. Prior to that, Mr. Olsen was Executive Vice President and Chief Financial Officer for Leslie's Poolmart, a specialty retailer of swimming pool supplies and accessories from 1993 to 2000. From 1990 to 1993 he served as Executive Vice President and Chief Financial Officer of Tuneup Masters, a California-based chain of quick tuneup and lube outlets. Prior to that, he held various positions at AutoZone, including the role of Senior Vice President, Finance Administration and Chief Financial Officer, and at Pepsico.

Qualifications for Board & Committee Service
Mr. Olsen is being re-nominated to our Board because, in addition to his broad based retail operational experience, he brings a hard goods retailing perspective to the Board. In addition, Mr. Olsen's recent experience with compensation and management succession planning activities at AutoZone, together with his experience in team and leadership development planning, are valuable to our Board in its focus on these areas. Additionally, Mr. Olsen's prior experience as a Chief Financial Officer makes him well qualified to serve on the Board's Audit and Finance Committee and is our second financial expert.

Boating Experience
Mr. Olsen enjoys pleasure boating and fishing with his family and friends at his home on Pickwick Lake in Tennessee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES NAMED ABOVE.

III.	CORPORATE GOVERNANCE FRAMEWORK

DIRECTOR NOMINATION GUIDELINES & PROCESS
In recommending Director nominees, our Nomination and Governance Committee has developed certain general and specific guidelines to assist in developing a Board and its standing committees (each, a "Committee") that are comprised of experienced and seasoned advisors. Generally, each Director should: be an individual of high character and integrity in their personal and professional life; have experience that is of particular relevance to the Company; be committed to overseeing and fostering sound, long-term growth and has previously demonstrated the exercise of good business judgment; and have the ability and willingness to devote the necessary amount of time to the affairs of the Company. Our Nomination and Governance Committee also evaluates candidates based on specific criteria including, without limitation, a Director's experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate's experience with the experience of other Board members, financial literacy, boating experience and special talents or personal attributes, which would make the candidate a desirable addition to the Board and any Committee. As well, the candidate's independence, skills, expertise and corporate experience, the current composition of our Board, the balance of management and independent Directors and the needs for any Committee expertise are considered. Although our Nomination and Governance Committee does not have a formal diversity policy, it believes that diversity (including factors such as race, ethnicity, gender, age and geographic orientation, as well as diversity of opinions, perspectives, and professional and personal experience) is an important factor in determining the composition of the Board. Our current Director demographic composition includes three women, Messes. Richter, Rambo and Shi, all of whom bring gender diversity to our Board along with their business experience and expertise.
When evaluating a current Director for re-nomination, the Board also will consider, among other factors, the length of service, attendance, preparedness, participation and candor of the individual, as well as the individual's recent service as a Director in light of the above-mentioned criteria.
Various potential candidates for Director may come to the attention of our Nomination and Governance through current Board members, professional search firms, our associates, stockholders or other industry sources. Candidates are evaluated at regular or special Committee meetings and may be considered at any time during the year. No third party search firms were used in connection with any director nominations and, therefore, no fees were paid.

DIRECTOR NOMINATION PROCESS & PROCEDURES
As to each candidate that our Nomination and Governance Committee believes merits consideration, the Committee will: gather information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the proxy statement under the SEC rules, and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the qualifications set forth above; conduct interviews with the candidate and Board members and, as deemed appropriate, with our Executives; and conduct reference and background checks and review independence questionnaires completed by the candidate to ensure that he/she meets the requirements to be an independent Director for service on the Board or any of its Committees and that the candidate's positions do not conflict in any material way with West Marine's business.
Following the completion of this evaluation and interview process, our Nomination and Governance Committee, after consultation with our Chairman, will then meet to evaluate and finalize the Committee's list of recommended candidates for the Board's consideration, and our Board determines the nominees after considering such recommendation.

ELECTION AT ANNUAL MEETING
Our Bylaws permit our Board to change its size and to appoint Directors between annual stockholder meetings. Our Committee uses the same process to evaluate whether to re-nominate incumbent directors who, along with new nominees, must stand for re-election by our stockholders at each annual meeting.

STOCKHOLDERS PROPOSALS
Our Nomination and Governance Committee also will consider qualified nominees recommended by stockholders who may submit recommendations to our Secretary at West Marine, Inc., 500 Westridge Drive, Watsonville, CA 95076. Nominees for Director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for Director.
Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting if the stockholder complies with the required notice, information and consent provisions contained in the Company's Bylaws. Our Nomination and Governance Committee may require that the proposed nominee furnish the Committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed nominee to serve as a Director. See also the "General Information - Q&A: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2015 annual meeting of stockholders?" Our Secretary will send a copy of the Bylaws to any interested stockholder who requests them.
To date, no stockholder who is not also a Director, or any group of stockholders owning more than 5% of West Marine's common stock for at least one year, have put forth any Director nominees or other stockholder proposals.

RISK MANAGEMENT OVERSIGHT
We are subject to a variety of risks, which generally include any undesired event or outcome that could affect our ability to achieve our strategic objectives or adversely impact our business, operations or financial condition. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable.
Recognizing that it is neither possible nor prudent to eliminate all risk, we have a comprehensive, structured approach to evaluating risks, which are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process. Under this framework, management is responsible for assessing our risk tolerance and managing exposure to risks and our Board and its Committees oversee and review certain aspects of our risk management efforts throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. We believe the division of risk management responsibilities described below is an effective approach for addressing the risks facing West Marine.
Management

•
Periodically performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas, including, without limitation, strategic, financial, operating and regulatory compliance risks, and to share information and efforts to mitigate these risks;

•
Formed several steering committees/advisory boards, including a real estate steering committee to monitor our real estate optimization strategy and an information technology advisory board to oversee our overall IT strategy, which includes capital expenditures and capital project management; and

•
Established a number of other policies including a Delegation of Authority Policy and a Contract Review and Signing Authority Policy, which provide proper levels of review and control of expenditures designed to safeguard assets, to minimize risks and to ensure the appropriate segregation of duties.

Full Board

•
Provides risk oversight by reviewing our strategic business plans, which includes evaluating the objectives of and risks associated with, these plans and their potential impact (e.g., competitive, industry, economic, financial and other operating risks); and

•
Reviews other significant risks, such as pending or threatened litigation, business development risks, brand reputation, competition, pricing, budgeting and overall policies and practices for enterprise risk management.

Audit and Finance Committee

•
Discusses with management compliance, regulatory, financial (including credit, tax and liquidity risks and risk of fraud) and operational risk exposures, financial statement, internal control and reporting risks, regulatory compliance risks, technology infrastructure and security risks, and risks related to supply chain operations, product quality and offshore sourcing) and the steps management has taken to monitor and control such risks;

•	Monitors risk related to our internal accounting staff, our Internal Auditor and our Independent Auditors;

•	Meets periodically with management to review our major financial exposures and the steps management has taken to monitor and control such exposures;

•	Reviews and approves related party transactions; and

•	Monitors our administration of our Whistleblower Policy and Procedures.
Nomination and Governance Committee

•	Coordinates the risk oversight activities of the Board’s Committees, including determination of which Committee has oversight responsibilities for specific enterprise risks;

•	Manages risks associated with corporate governance, including risks associated with Board leadership, independence and effectiveness;

•	Monitors stockholder outreach efforts; and

•	Monitors compliance with our Code of Ethics and Governance Principles, including risks associated with potential conflicts of interest affecting our Directors and Executives.
Compensation and Leadership Development Committee

•	Monitors risks arising from our compensation policies and programs, including incentive compensation to determine and monitor whether they encourage excessive risk-taking;

•
Oversees risks related to Executive recruitment, assessment, development, retention, performance management and succession planning to ensure that we attract and retain a pool of qualified associates to accommodate future growth; and

•
Monitors risks related to specific regulatory compliance matters relating to matters over which the Committee has oversight responsibility, including compliance with ERISA, HIPAA and labor laws, rules and regulations.

STOCKHOLDER COMMUNICATIONS

STOCKHOLDER ENGAGEMENT
Because our stockholders are key participants in the governance of our Company, we continually seek to expand our outreach efforts to better understand our stockholders' views and concerns about our strategic direction, financial performance and key governance matters. We provide multiple avenues for our stockholders to communicate with our Executives and our Board.

•	In 2013, our stockholder outreach efforts included active dialog with investors and proxy advisory firms on corporate governance issues.

•
We continued our annual “Say-on-Pay" vote and the results reflect stockholder approval of Executive compensation policies and programs. For more information on last year's voting results see the “Executive Summary - 2013 Say-on-Pay Results and Stockholder Outreach" under the "Compensation Discussion and Analysis" section.

•	We issue annual guidance and host quarterly earnings calls to discuss our results of operations and progress made on our strategic growth initiatives.

•
We maintain a Corporate Governance section on our website that provides current information, such as our governance policies and practices, a link to real time filings with the SEC and the ability for investors and other interested parties to receive automatic email notification of all such filings.

STOCKHOLDER COMMUNICATION POLICY & PROCESS
West Marine has developed the following policy statements: Internal Process for Handling Communications to Directors (Non-Audit and Finance Committee) and Internal Process for Handling Communications to the Audit and Finance Committee. These policy statements describe West Marine's process for collecting, organizing and relaying communications from its associates, stockholders and other interested parties to members of the Board or members of the Board's Committees. A copy of each director communication policy statement is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to our Secretary.
Our Secretary will summarize all correspondence, if any, directed to our Board and forward summaries to the Board if and when such correspondence is received (Directors may, at any time, request copies of any such correspondence); communications may be addressed to the attention of the Board, a Committee of the Board, or any individual member of the Board or a Committee; communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the Directors or advising them of the communication), or may otherwise be handled in the Secretary's discretion; and our Secretary may handle routine business communications and will provide a copy of the original communication to our Chairman (or to our Lead Independent Director, or to the Chair of the appropriate Committee) and advise such Director of any action taken. Communications can be sent by e-mail to the Board at bod@westmarine.com or by writing to our Secretary at West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

GOVERNANCE PRINCIPLES & CODE OF ETHICS
Our Governance Principles provide the framework for corporate governance matters and cover areas such as Director responsibilities and qualifications, management leadership and succession, and Board access to management. Our Governance Principles are reviewed at least annually by our Board to assess the adequacy of its provisions and compliance with regulations. Management and the Board periodically review our governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance.
Our Code of Ethics (also known as Living Our Values) applies to all of our Directors and associates, including our Senior Financial Officers (which covers our CEO, Chief Financial Officer ("CFO"), Controller, Assistant Controller and other associates performing similar functions) and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest. We intend to disclose any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Ethics for Directors or NEOs. To date no such disclosures have been made.
Our Governance Principles and Code of Ethics are available, free of charge, on our website at http://www.westmarine.com under “Investor Relations” and are available in print to any stockholder who submits a written request to our Secretary.

OTHER KEY GOVERNANCE PRACTICES

(Also see "Key Features of Our Executive Compensation Program" under the "Compensation Discussion and Analysis" Section)

☑
Bylaws require separation of CEO and Chairman roles:
*CEO is responsible for setting our strategic direction
   and the day-to-day leadership and performance goals
*Chairman provides guidance to the CEO, sets the agenda for
   Board meetings and generally presides over meetings of the full Board
☑
Appointed a lead independent Director due to affiliated chairman. Duties include:
* Collaborate with Chairman and CEO on agendas
    for Board Meetings
* Call, set agendas and lead executive sessions of
    independent Directors
* Liase between Chairman, CEO and/or
   independent Directors
* Be available for stockholder consultations

☑	Bylaws require Director resignation if he/she fails to receive a majority vote	☑	38% of our Board members are women
☑	Term for all Directors set at one year	☑	No classified or staggered Board
☑	Average tenure of our Board assuming election in 2014: * 9 years including our Chairman and founder * 4 years exclusive of Chairman	☑	CEO may not serve as a Director on more than one other public
☑	Bylaws have a simple majority voting standard for all matters, including: * Bylaw and Charter amendments * Actions by special meeting * Mergers and acquisitions	☑	Board members, by policy, may not serve on more than four public companies
☑	* Action may be taken by written consent of stockholders * No material restrictions on right to call special meetings	☑	No poison pill provision
☑	* Stock ownership required of all Directors by policy * All Directors with more than one year of service own stock	☑	No pension plans or other retirement plans for Directors
☑	* No mandatory age or term limits * Board and Committee performance is evaluated annually	☑	Company does not have a dual-class or super-voting stock
☑	Directors attend continuing education programs	☑
New Director orientation program:
* Outlines Board role and responsibilities;
* Provides an overview of the Company's
operations; and
* Provides Directors with opportunities to meet
with our management team

☑	Board and Committees actively oversee enterprise risk matters (See "Risk Management Oversight")	☑	Non-audit-related services/fees are reasonable relative to audit and audit-related fees
☑
Our Insider Trading Policy:
* Prohibits hedging of our equity securities
* Prohibits pledging of our equity securities
* Establishes trade pre-clearance requirements for
   Directors, Executives and other key associates
☑
Our Disclosure Committee assists our CEO and our CFO in:
   * The design, development, implementation and
      maintenance of our Internal Control Over Financial Reporting and disclosure controls and procedures
   * Ensuring that material information required to
      be disclosed in the SEC reports recorded,
      processed, summarized and reported accurately
      and on a timely basis

☑
Our West Marine Information Disclosure Policy is:
* Designed to ensure the fair and timely public disclosure
   of material information in compliance with Regulation
   FD
* Posted on our website for the investment community
		☑	Auditor's report contained an unqualified opinion

NO COMPENSATION COMMITTEE INTERLOCKS
During our 2013 fiscal year and currently, no member of our Compensation and Leadership Development Committee is, an employee, officer or former officer of West Marine or any of its subsidiaries, and no Executive served on the board of directors or compensation committee of any entity that includes one or more Directors, or on a compensation committee of any entity that has one or more executive officers that serve as a member of West Marine's Board.

TRANSACTIONS WITH RELATED PARTIES
Related Party Transaction Review Policy
Our Board recognizes that related party transactions may create the appearance that decisions are based on considerations other than the best interests of West Marine and its stockholders. However, our Board also recognizes that there are situations where a transaction with a related party is appropriate or even necessary, particularly if we would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources. In order to ensure that the best interests of West Marine and its stockholders are considered prior to entering into transactions between West Marine and any Director, Director nominee, NEO, greater than five (5%) percent beneficial owner of our common stock or any of their respective immediate family members or affiliates, our Board has adopted a written policy requiring our Audit and Finance Committee to review and pre-approve each such related party transaction, including every new or modified transaction, without regard to a dollar threshold. The policy also requires our Audit and Finance Committee to annually review and assess ongoing transactions to ensure that they remain in compliance with policy guidelines.
In addition, our Audit and Finance Committee Chair has been delegated authority to pre-approve, on an interim basis, a related party transaction if it is not practicable to wait until the next scheduled meeting. Any interim approval taken by the Audit and Finance Committee Chair must be reported and ratified by the full Audit and Finance Committee (or the Board) at the next scheduled meeting.
In reviewing related party transactions under the policy, our Audit and Finance Committee considers all material information relevant to the transaction, including:

•	The nature and business purpose of the transaction, including its potential benefits to West Marine;

•	Whether the transaction is proposed to be (or was) entered into on terms no less favorable to West Marine than terms that could have been reached with an unrelated third party;

•	The material terms of the transaction, such as the financial interest to, and the impact on, the related party involved, including impact on independence, if the related party is a Director;

•	The results of market comparables and/or independent appraisals of the value of the property or services which are subject of the related party transaction; and

•	The availability of other sources for comparable products or services.
All of the transactions, including lease renewals, described below were reviewed and approved by our Audit and Finance Committee in accordance with the policy described above.
Related Party Transactions
At the end of fiscal 2013, there were three related party transactions, and all were real estate leases between West Marine and entities in which our founder and Chairman of the Board, Randolph K. Repass, together with certain members of his family, own substantially all of the interests. One of these leases is for our corporate headquarters (which we call our Support Center) and adjacent warehouse space located in Watsonville, California, and the remaining are for two out of our 287 retail stores. One store is located in Santa Cruz, California, and the other is in Braintree, Massachusetts. The Santa Cruz store and the Watsonville Support Center/warehouse leases have been in effect since 1982 and 1988, respectively (i.e., soon after West Marine was founded and before it went public) and the Braintree, Massachusetts lease has been in effect since 1996. These all have fixed terms and were negotiated at arms' length by independent representatives for each party after assessing market data for comparable properties at the time the leases were entered into.
Both the Santa Cruz and Braintree stores are profitable, earning contribution rates above our internal contribution margin hurdle rates and, therefore, it is in the Company's best interest to maintain these stores at their current locations.
We did not enter into any new related party transactions in 2013 with Mr. Repass, and there are no related party transactions with any other current Director, any Director nominee, any NEO or any other 5% beneficial owner.
The aggregate net amounts paid to related parties during each of the fiscal years 2013, 2012 and 2011, respectively, were $1.9 million, $1.8 million, $1.8 million. Mr. Repass' partnership interests in Braintree, MA store, the Santa Cruz, CA store and the Watsonville, CA Support Center are 14.0%, 80.0% and 87.5%, respectively.
In addition, when options to extend existing leases are triggered, we engage third party brokers and appraisers to examine market conditions and comparable properties, taking into account location, foot traffic, proximity of competitors, composition of co-tenants, age and condition of the property, rental rates and other relevant factors, including relocation costs and impact on associates, to assist management in determining whether to renew or renegotiate the existing lease or to relocate. Our Watsonville Support Center lease was renegotiated in 2009, our Santa Cruz store lease was up for renewal in 2010, and our Braintree lease was up for renewal in 2012. During 2009 and 2010, the real estate market was soft, and in all three cases, we engaged third party appraisers to conduct market studies for each location considering the factors outlined above.
Only one other suitable property was identified in 2009 for our Support Center and, although the alternate property was of newer construction, its size exceeded our needs and would have resulted in a higher rental rate than our existing headquarters. In addition, other factors, such as potential loss of key personnel, disruption of business operations and costs associated with the move weighed against relocation. Accordingly, in 2009, although under no compulsion to do so because the lease was not up for renewal, Mr. Repass nonetheless agreed to a rent reduction, the terms of which were negotiated at arms' length between Mr. Repass' and West Marine's independent brokers. Then, in July 2011, a lease amendment was signed that reduced the amount of Support Center warehouse space we lease. The amendment also extended the warehouse space lease term from November 2011 to October 2016, which makes that lease coterminous with the adjacent Support Center. The rent reduction was not material, but the amendment met our primary objective of aligning the warehouse space lease term with that of our Support Center.
In 2010, our third party brokers determined that comparable store locations in the Santa Cruz area would have rents approximately 11% higher than the renewal rate under the related party lease. Given the store's location near the Santa Cruz harbor, the lower relative rental rate and the fact that we had invested in leasehold improvements to convert the store to solar energy, we renewed the Santa Cruz store lease in December 2010.
Finally, our Braintree, Massachusetts, lease will expire in December, 2014 and will not be renewed. We are opening a new flagship store in a neighboring area and have entered into a lease with an unrelated party.
The following illustrates our current lease terms versus comparable properties:

Lease Location	Lease Amendment Date	Expiration	Comparable Property - Avg. Rental Rate %	Approximate Net Savings to West Marine
Watsonville Support Center	2009	2016	30% higher	$1.3 million

Adjacent Warehouse	2011	2016
Santa Cruz Retail Store	2010	2015	11% higher	$0.1 million
Braintree Retail Store	2012	2014	No suitable locations in the area	N/A

BOARD OF DIRECTORS AND ITS COMMITTEES

ROLE OF THE BOARD; CORPORATE GOVERANCE PRINCIPLES
In accordance with the Delaware General Corporation Law and the Company's Articles of Incorporation and Bylaws, our business affairs are managed under the direction of our Board. In this regard, our Board and our management team have long believed that good governance is important to ensure that West Marine is managed for the long-term benefit of our stockholders and have put into place good business practices designed to support this commitment and to maintain the highest level of governance. See "Governance Principles" and "Code of Ethics" sections below which describe the framework for governance of West Marine.

BOARD & COMMITTEE INDEPENDENCE

•
It is the intent of our Board that a majority of its members qualify as independent Directors. Our Board has affirmatively determined that: (i) six (Messrs. Madsen, Nordstrom and Olsen and Mmes. Rambo, Richter and Shi) of our eight Director nominees (or 75%) qualify as independent Directors as defined by the applicable NASDAQ listing standards, SEC rules and other applicable law; (ii) each member of our Compensation and Leadership Development Committee meets the heightened independence requirements of Rule 10C-1 of the Exchange Act; (iii) each member of our Audit and Finance Committee meets the heightened independence requirements of Section 10A(m)(3) of the Exchange Act; and (iv) Ms. Richter and Mr. Olsen both qualify as financial experts under SEC rules.

•
Our Board considers all relevant facts and circumstances related to transactions and relationships between each Director (and his or her immediate family and affiliates) and West Marine and its management to determine whether any such relationships or transactions would prohibit an incumbent Director from being able to exercise independent judgment in carrying out the responsibilities of a Director. In this regard, our Board considered the fact that a vendor who sells a small amount of product to the Company is partially owned by Mr. Nordstrom's brother, and although Mr. Nordstrom has no equity interest in that vendor, he and his brothers are partners in a partnership which loaned money to the vendor. After reviewing this transaction, our Board concluded that Mr. Nordstrom's independence was not impaired.

•	Our Audit and Finance Committee has determined the independence of, and selected PricewaterhouseCoopers LLC to serve as, our Independent Auditors for fiscal year 2014.

•
Our Compensation and Leadership Development Committee has retained a compensation consultant, Frederic W. Cook & Co., Inc. ("FW Cook"), that is independent of West Marine and management. FW Cook provides no services to West Marine other than consulting services provided to the Committee.

BOARD & COMMITTEE MEETING ATTENDANCE

•	Each Director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of Committees on which such Director serves.

•
During fiscal year 2013, our Board met four times, our Audit and Finance Committee met ten times, our Nomination and Governance Committee met three times and our Compensation and Leadership Development Committee met four times; 100% of our Directors attended all Board Meetings as well as our 2013 Annual Meeting of Stockholders (the "2013 Annual Meeting"), and no member attended less than 75% of his/her Committee meetings.

COMMITTEE STRUCTURE, PRINCIPLE FUNCTIONS & CHARTERS

•	Pursuant to our Bylaws, our Board has established three Committees:

◦	Audit and Finance Committee (comprised of our independent Directors who are financially literate with public audit committee experience);

◦	Compensation and Leadership Development Committee (comprised of our independent Directors who are active executives and/or have other public compensation committee experience); and

◦	Nomination and Governance Committee (comprised of our independent Directors who are the most seasoned West Marine Directors and who have the most public board experience).

•	Each Committee meets at least quarterly.

•
The Board has adopted a written Charter for each Committee and each updated Charter was approved by our Board in March 2014. The Charters can be accessed, free of charge, at http://www.westmarine.com under “Investor Relations” and are available in print to any stockholder who submits a written request to our Secretary at 500 Westridge Drive, Watsonville, California, 95076.

The following table reflects the membership of each Committee for fiscal year 2013 and a summary of each Committee's functions as set forth in its respective Charter:

COMMITTEE	MEMBERS	COMMITTEE PRINCIPLE FUNCTIONS
Audit and Finance Committee	Alice M. Richter (Chair) Barbara L. Rambo Christiana Shi Robert D. Olsen
• Annually review the qualifications, performance and retention of Independent Auditors;
• Pre-approve all audit and non-audit fees and services;
• Review communications required from the Independent Auditors;
• Establish clear hiring policies for employees and former employees of the
   Independent Auditors;
• Review and approve the Internal Audit Plan and Internal Audit Charter and assess the performance of the Internal Auditor annually;
• Review audit results and reports;
• Meet regularly, including in separate executive sessions, with our Independent Auditors, Internal Auditor and other key management;
• Assess the adequacy of the Committee's performance, annually;
• Assess the adequacy of the Committee's Charter annually;
• Assess the independence of, and retain and oversee, the work of advisors; and
• Provide risk oversight and monitor compliance of the company's policies and practices with respect to major risk exposures, including financial, regulatory and operational risks. (See also “Risk Management Oversight”).

COMMITTEE	MEMBERS	COMMITTEE PRINCIPLE FUNCTIONS
Compensation and Leadership Development Committee	Dennis F. Madsen (Chair) Barbara L. Rambo Christiana Shi James F. Nordstrom
• Set performance goals and objectives for our compensation programs (see "Compensation Discussion and Analysis–Executive Summary" and
•• "Executive Compensation Philosophy & Principles");
• Annually review and approve the compensation of our NEOs and other members of our senior management (collectively, with the NEOs, “Executives”);
• Assess our CEO's performance in light of established goals;
• Approve any benefit and/or severance, retirement or deferred compensation plans;
• Approve the West Marine, Inc. Amended and Restated Omnibus Equity Incentive Plan ("Equity Incentive Plan"), the West Marine, Inc. Associates Stock Buying Plan ("Stock Buying Plan") and the Equity Award Grant Policy, and grant equity awards permitted under such Plans and the Policy;
• Approve the Stock Ownership Policy for our Directors and our Executives at the Sr. Vice Presidential level and above;
• Recommend Director compensation and benefits policies;
• Develop and/or approve leadership development and succession plans, initiatives and programs;
• Assess the adequacy of the Committee's performance, annually;
• Assess the adequacy of the Committee's Charter annually;
• Assess the independence of, retain and oversee the work of advisors;
• Prepare the Committee report required for the annual proxy statement; and
• Provide oversight of risks, if any, arising from compensation policies and programs, including incentive compensation. (See also “Risk Management Oversight”).

Committee	Members	Committee Principle Functions
Nomination and Governance Committee	Barbara L. Rambo (Chair) Dennis Madsen Alice M. Richter
• Evaluate the nature, structure and composition of the Board and its Committees;
• Establish guidelines and procedures for evaluating new Director nominees;
• Recommend to the Board nominees and Committee appointments;
• Recommend to the Board Committee Chair, Chairman of the Board and Lead Independent Director appointments;
• Recommend to the Board revisions to the Company's Governance Principles, Code of Ethics; Committee Charters and other corporate governance policies/practices;
• Oversee an annual performance evaluation of the Board and each of its Committees;
• Assess the adequacy of the Committee's Charter annually;
• Retain and oversee the work of advisors it may deem appropriate; and
• Monitor risks associated with corporate governance matters and coordinate risk oversight activities for each of the Board's Committees. (See also “Risk Management Oversight”).

IV.	AUDIT AND FINANCE COMMITTEE MATTERS

PROPOSAL #2: SELECTION OF OUR INDEPENDENT AUDITORS
Our Audit and Finance Committee selected PricewaterhouseCoopers LLC ("PwC") as the Independent Auditors for our 2014 fiscal year. PwC also served as our Independent Auditors for fiscal 2013 (see "Other Audit and Finance Committee Matters-Change in Independent Registered Public Accounting Firm" below).
Although stockholder ratification of the Audit and Finance Committee's action in this respect is not required, our Board considers the selection of the Independent Auditors to be an important matter of stockholder concern and as a matter of good governance practice and therefore is submitting the selection of PwC for stockholder ratification, subject to the review, oversight and discretion of our Audit and Finance Committee. Such ratification shall be effective upon receiving the affirmative vote of the holders of a majority of the votes cast at our Annual Meeting. If our stockholders do not ratify the selection of PwC, the engagement of Independent Auditors will be reevaluated by our Audit and Finance Committee.
A representative of PwC will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF PRICEWATERHOUSE COOPERS LLP AS INDEPENDENT AUDITORS.

OTHER AUDIT AND FINANCE COMMITTEE MATTERS

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit and Finance Committee annually reviews the Independent Auditors' independence and performance in connection with the Committee’s determination of whether to retain the current audit firm or to engage another firm. In this regard, in 2013, the Committee conducted a search process, reviewing formal written responses from each prospective firm and conducting in-person interviews with the prospective lead audit partners and their staff and key management personnel to determine which audit firm to engage for 2014. Factors considered included:

•	The auditors' historical and recent performance on the Company’s audit, including the results of an internal survey of the auditor’s service and quality;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board ("PCAOB") reports on the auditor and its peer firms;

•	The appropriateness of the auditor’s fees, on both an absolute basis and as compared to its peer firms;

•	The auditor’s tenure;

•	The auditors' familiarity with retail operations and the capability and expertise in handling the breadth and complexity of our operations;

•	The professional qualifications and performance of the lead audit partner and those of his or her audit staff;

•	The auditors' independence from the Company and management;

•	The level of fees approved for audit and non-audit services to ensure their compatibility with the auditor’s independence; and

•	The scope of and overall plans for the annual audit and the internal audit program.
Based on this evaluation, our Audit and Finance Committee determined that PwC had a significant number of retail clients and that the experience of the firm, as well as the experience of the lead audit partner in the firm's retail practice, would be of benefit to the Company when considering accounting policies and practices unique to the retail industry. Additionally, the Committee reviewed the proposed audit fees for professional services to be provided in connection with the audit of our consolidated annual financial statements and our internal control over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC matters. The Committee determined that the proposed fees to be charged by PwC were reasonable in amount and consistent with the delivery of a quality audit, audit related and tax compliance services and were consistent with the maintenance of their independence.
Following its review, on August 5, 2013, our Audit and Finance Committee dismissed Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm and appointed PwC as our new independent registered public accounting firm to audit our financial statements for the year ended December 28, 2013. The Committee requests that our stockholders ratify such selection and appointment (see "Proposal #2: Selection of Our Independent Auditors") above.
The reports of Grant Thornton on our consolidated financial statements as of and for the fiscal years ended December 29, 2012 (“FYE 2012”) and December 31, 2011 (“FYE 2011”) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During FYE 2012 and FYE 2011 and for the subsequent interim period through August 5, 2013 (the date on which PwC was appointed), there were no disagreements between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in its reports on the consolidated financial statements for such years, and there have been no reportable events.
During our FYE 2011 and FYE 2012, and for the subsequent interim period through August 5, 2013, no one on behalf of the Company consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by PwC that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a reportable event.
PwC did provide, and continues to provide, tax services to the Company and its subsidiaries, including preparation of the federal and state tax returns for FYE 2011 and FYE 2012. The Audit and Finance Committee has approved the tax services that PwC provides the Company in accordance with applicable SEC independence rules.

FEES PAID TO OUR INDEPENDENT AUDITORS
The following table summarizes the fees of Grant Thornton which were billed to us for our fiscal year ended December 29, 2012, and the fees of PwC which were billed to us for our fiscal year ended December 28, 2013.

($ in thousands)	Fiscal Year 2013				Fiscal Year 2012
	PricewaterhouseCoopers LLC		Grant Thornton LLP		Grant Thornton LLP
Audit Fees	$585	(1)	$266	(2)	$650
Audit-Related Fees (3)	—		16		14
Tax Fees (4)	125		12		7
All Other Fees	—		—		—

(1)	Consists of fees billed to us by PwC for services rendered for the fiscal year 2013 audit.

(2)	Consists of fees billed to us by Grant Thornton for services rendered related to the review of the first two quarters and consent for fiscal year 2013.

(3)	Includes fees primarily related to statutory audits.

(4)	Includes fees for tax advice and tax return assistance.
Our Audit and Finance Committee considered whether the provision of the services covered under the captions “Audit-Related Fees” and “Tax Fees” above is compatible with maintaining PwC's independence, and no services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES
Pursuant to our Policy for Pre-Approval of Independent Auditor Audit and Non-Audit Services adopted by our Audit and Finance Committee:

•
We may engage our Independent Auditors to provide audit and permissible non-audit services that have been pre-approved by our Committee with monetary limits on each service, before the services are rendered, except that no services may be provided to West Marine or any of its subsidiaries which would cause the SEC or the NASDAQ Stock Market to no longer consider our Independent Auditors to be independent or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies.

•
Our Audit and Finance Committee has designated our CFO to monitor the performance of all services provided by our Independent Auditors and to determine whether such services are in compliance with the policy. Our CFO will report promptly to our Audit and Finance Committee Chair any non-compliance (or attempted non-compliance) with this policy of which our CFO becomes aware.

•
Before approving any services, our Committee considers the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit fees paid to the Independent Auditor to ensure that they are not excessive.

•
Ms. Richter has been delegated the authority, as necessary and appropriate between regularly scheduled Audit and Finance Committee meetings to pre-approve additional services or increases in previously approved monetary limits for such services, provided that such services would not impair the independence of our Independent Auditors, that fees relative to such services do not exceed $50,000 per project and that Ms. Richter report any such interim approvals at the next regularly scheduled meeting.

WHISTLEBLOWER POLICY AND PROCEDURES
Our Audit and Finance Committee also has approved a Whistleblower Policy and Procedures relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against stockholders. This policy was last reviewed in December 2013. It provides details for reporting such concerns or violations to a number of internal resources, including our General Counsel or our Internal Auditor, or directly to any regulatory agency having jurisdiction over the reported concern or anonymously through our “Network Hotline” operated by a third party (by calling 1-800-241-5689) and the procedures through which any such reporting is forwarded to the Audit and Finance Committee. The policy prohibits any retaliation for any complaints reported in good faith. At each Audit and Finance Committee meeting, our Secretary presents a summary of all communications received directly or anonymously since the last Committee meeting, including how the matter was handled. The Secretary will make those communications available to any Director on request.
A copy of our Audit and Finance Committee Charter, our Whistleblower Policy and Procedures, our Audit and Finance Committee Complaint Process and our Director Complaint Communication Process are available, free of charge, on West Marine's website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy of each of these policies can be obtained by writing to our Secretary.

AUDIT AND FINANCE COMMITTEE REPORT
The four members of the Audit and Finance Committee are named below. Each member meets the heightened independence requirements of Section 10A(m)(3) of the Exchange Act. The Board has determined that two of the Audit and Finance Committee members, Ms Richter and Mr. Olsen, qualify as an “audit committee financial expert” as defined by SEC rules.
Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Our Independent Auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. Our Audit and Finance Committee's responsibility is to monitor and review these processes, acting in an oversight capacity, and our Committee does not certify the financial statements or guarantee the Independent Auditors' report. Our Committee relies, without independent verification, on the information provided to it, including representations made by management and the Independent Auditors, including its audit report.
In connection with the financial statements for the fiscal year ended December 28, 2013, the Audit and Finance Committee: (i) reviewed and discussed with management, our Internal Auditor and PwC, the audited consolidated financial statements; (ii) discussed with PwC the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditors' communications with the Audit and Finance Committee concerning independence, and discussed such matters with PwC, including their independence and the compatibility of non-audit services with such independence.
In connection with the foregoing, our Committee met with PwC and with the Company's Internal Auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of West Marine's internal controls and the overall quality and integrity of its financial reporting, including its disclosure control processes and procedures. Based on these reviews and discussions, the Audit and Finance Committee recommended to the Board of Directors that the audited consolidated financial statements for the 2013 fiscal year be included in West Marine's Annual Report on Form 10-K for the year ended December 28, 2013, as filed with the SEC on March 12, 2014.

March 26, 2014	Audit and Finance Committee
Alice M. Richter, Chair Barbara L. Rambo Christiana Shi Robert D. Olsen
The Audit and Finance Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

V.	EXECUTIVE COMPENSATION

OUR NAMED EXECUTIVE OFFICERS
As of the end of our 2013 fiscal year, our NEOs were:

•	Matthew Hyde, our Chief Executive Officer and President;

•	Thomas R. Moran, our Chief Financial Officer and Executive Vice President - Finance;

•	Barry Kelley, our Executive Vice President of Stores and Wholesale (effective as of December 5, 2013); and

•	Ronald Japinga, our Executive Vice President of Merchandising, Replenishment and Logistics.
The chart below includes additional information about our non-director NEOs and the section entitled “Director Matters - Director Qualifications and Experience; Director Nominees” contains information related to Mr. Hyde who also is an incumbent Director and Director nominee at this Annual Meeting.
No family relationships exist among any of our Directors or NEOs.
In certain instances in this Proxy Statement where the context requires, NEOs include Bruce Edwards, our former Executive Vice President of Stores, Port Supply and Direct-to-Consumer.

Name & Age	Position Held & Hire Date	Work Experience and Other Information

Thomas R. Moran Age: 53	Position: Chief Financial Officer, Executive Vice President and Assistant Secretary Hired: 2007
Work Experience
In his role as Chief Financial Officer, Mr. Moran oversees all of West Marine's financial activities including all accounting functions, preparation of financial statements, monitoring expenditures and liquidity, managing investment and taxation issues and recommending capital structure of the business. Mr. Moran jointed West Marine as Senior Vice President and CFO in January 2007. Additionally, effective May 29, 2013, Mr. Moran was promoted from Senior Vice President to Executive Vice President, and he assumed additional responsibilities, overseeing West Marine's information technology function. Mr. Moran served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK's work apparel and uniform division, from June 2004 until January 2007. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of Limited Brands, Inc. from 2000 to 2004 and was the Director of Planning for CarMax Auto Superstores from 1995 to 2000.

Boating Experience
Mr. Moran and his wife have many years of power-boating experience and enjoy California's year-round boating season and exploring the sights of the Monterey Bay area.

Barry Kelley Age: 51	Position: Executive Vice President of Stores and Port Supply Hired: 1989
Work Experience
Mr. Kelley is responsible for the sales and operations of all of our retail stores in the U.S., Canada and Puerto Rico, as well as our Port Supply division which services our professional customers. He joined West Marine in December 1989, and prior to his promotion to Executive Vice President of Stores and Port Supply in December 2013, he held the positions of Senior Vice President from May 2012 and Vice President of Port Supply from December 2007. Prior to December 2007, he was Southeast Regional Vice President, Southeast District Manager, Store Manager and various other store positions for West Marine.

Boating Experience
Mr. Kelley has been actively involved in the marine industry for more than 30 years, and has been a lifelong boater, equally enjoying a good day sailing or one spent offshore fishing.

Ronald Japinga Age: 51	Position: Executive Vice President of Merchandising, Replenishment and Logistics Hired: 2006
Work Experience
Mr. Japinga oversees all of West Marine's merchandising and supply chain activities, including product procurement, development, replenishment and transportation. Prior to Mr. Japinga's promotion in June 2007 to his current role, he had served as our Senior Vice President of Merchandising. Previously, Mr. Japinga served as Vice President/Divisional Merchandise Manager of Kohl's Department Stores from 2001 until he joined West Marine in February 2006. Prior to joining Kohl's, he held several positions with Duty Free Shops Group Limited from 1997 to 2001, including Vice President/Divisional Merchandise Manager/Director of Stores, Vice President/General Merchandise Manager/Visual and Divisional Merchandise Manager. Prior to that, Mr. Japinga served as President of a start-up specialty apparel store, Wish Superstore, from 1996 to 1997, served as Vice President/Divisional Merchandise Manager for Federated Department Stores from 1991 to 1996 and was a Buyer for Macy's Department Stores prior to 1991.

Boating Experience
Mr. Japinga has been an avid boater since his youth and enjoys taking his powerboat out on the weekends with his wife and children for fishing, waterskiing and basic pleasure boating.

PROPOSAL #3: ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs

We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as reported in this Proxy Statement. We urge you to read the Compensation Discussion and Analysis ("CD&A") below, which describes in more detail how our policies and procedures related to the compensation of our Executives ("Executive Compensation") operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table, set forth on page 40 and other related compensation tables and narrative appearing elsewhere in this Proxy Statement, which provide detailed information on the compensation of our NEOs. We believe our Executive Compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively aligning the interests of our Executives to dedicate them fully to value creation for our stockholders.

THE BOARD STRONGLY ENDORSES THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:
“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to West Marine Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement.”
Because your vote is advisory, it will not be binding on our Board. However, our Board and its Compensation and Leadership Development Committee value the opinions of our stockholders and will continue to consider voting results when making future decisions regarding our Executive Compensation program. See the "Compensation Discussion and Analysis – Executive Summary – 2013 Say-on-Pay Voting Results and Stockholder Engagement" section below.
After consideration of the vote of stockholders at our 2013 Annual Meeting and consistent with our Board's recommendation, our Board has determined to continue to hold an advisory vote on the approval of Executive Compensation on an annual basis until the next advisory vote on frequency occurs. An advisory vote on frequency of stockholder advisory votes on Executive Compensation is required to be held at least once every six years. Accordingly, we currently expect that the next advisory vote on Executive Compensation will be held at our 2017 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
In this CD&A section of our Proxy Statement, we focus on our Executives and describe our Executive Compensation philosophy and program, as well as the compensation decisions we and the Compensation Leadership and Development Committee have made under our program.
This CD&A begins with an “Executive Summary” that provides the highlights of our business performance, our Executive Compensation structure, and the relationship between the two. This section also summarizes key actions taken by our Compensation and Leadership Development Committee in 2013 and some proposed for 2014.
You should read this CD&A in conjunction with the narrative descriptions and detailed tables beginning on page 40 of this Proxy Statement.

A. EXECUTIVE SUMMARY
Company Overview and Summary of 2013 Business Results
West Marine, founded in 1968, has grown to become the largest omni-channel specialty retailer exclusively offering boating supplies, gear, apparel, footwear and other waterlife-related products. Our key growth strategies are designed to reposition West Marine into a broader waterlife outfitter, while maintaining our position as the leading boat parts specialty retailer.
2013 Financial Performance:

•	Pre-tax income for the full year was $15.7 million, a decrease of 35.9% compared to the prior year;

•	Strong balance sheet and liquidity;

•	Debt free, with over $48.4 million in cash at year-end;

•	Approximately $92 million in available borrowing capacity at year-end; and

•	Continued strength in our strategic growth strategies: eCommerce; store optimization; and merchandise expansion.
The following table sets forth the key performance metrics in fiscal 2013 relative to performance in fiscal 2012.

Key Financial Performance Measures ($ in millions, except per share data and ROIC)	2013	2012	% Change
Net sales	$663.2	$675.3	(1.8)
Gross profit	$191.6	$207.5	(7.7)
Pre-bonus, pre-tax profit	$16.0	$30.1	(47.0)
Pre-tax income	$15.3	$24.5	(37.4)
Net income	7.8	14.7	(4.7)
Non-GAAP adjusted net income (1) (2)	$9.5	$14.7	(35.4)
Net income per share (diluted)	0.32	0.62	(48.4)
Non-GAAP adjusted net income per share (diluted) (1) (2)	$0.39	$0.62	(37.1)
Total assets	$364.2	$351.0	3.8
Non-GAAP Return on Invested Capital (ROIC) (3) (4)	5.3%	6.2%	(14.5)

(1)
2013 Net Income has been adjusted to exclude the tax impact of a valuation allowance recorded during 2013. Adjusted net income reduces income tax expense as reported by the $1.7 million impact of the valuation allowance. No adjustments were made to 2012 net income.

(2)
Management believes that adjusted net income provides meaningful supplemental information for our stockholders regarding the performance of our business and facilitates comparison with prior periods by removing the non-operational financial impact of a change in tax laws.

(3)
ROIC is defined as adjusted net income divided by average total capital. Net income is adjusted to normalize our income tax rate and to exclude interest and fixed rent expense as well as any one-time or unusual items, such as impairment charges and gains or losses on the sale of assets. The exclusions from net income are calculated on an after-tax basis. Total capital is calculated by adding total debt, operating leases capitalized at eight times annual rent expense and total stockholders' equity, minus cash and cash equivalents.

(4)
Management believes that Non-GAAP ROIC is a meaningful measure of our efficient and effective use of capital and that it is an appropriate measure because it is driven by both generation of earnings and the responsible management of our assets and is closely correlated with creating stockholder value.

Our 2013 financial results represented a challenging year, with a total sales decline of 1.8% and comparable store sales declining by 1.8%. We believe our lower sales results during the first half of the year were primarily driven by unusually cold, rainy and windy weather in many of our markets which, in turn, drove a reduction in boat usage, and in certain seasonal markets, caused some customers to entirely forgo typical Spring commissioning of their boats. We also believe that there are fundamental trends continuing to emerge in our industry that are affecting our customers and their purchase patterns. These trends reinforce our view that the core boat parts and accessories business is not going to be sufficient to meet our goal of achieving steady, profitable growth. We believe that we can accomplish this goal by accelerating the execution of our growth strategies to achieve a repositioning of West Marine into a broader waterlife outfitter, as well as the leading boat parts specialty retailer. This repositioning will expand our potential market and is expected to reduce our dependence on weather.
Progress on our Growth Strategies:
Our progress in our growth strategies, and our expectations around future progress, are articulated in our 15/50 plan, as outlined below:
•eCommerce: Sales which originated in our direct-to-consumer channel grew by 15.7% during 2013, which was higher than the 4.7% growth we experienced in 2012. Our eCommerce sales represented 7.6% of total sales in 2013, up from 6.5% for 2012. Our three-to five- year goal is for eCommerce to represent 15% of total sales.
•Store Optimization: Through 2013, our efforts at store optimization focused on store consolidation (evolving to having fewer, larger stores with a broader selection, improved shopping experience, and anticipated improved store economics). We expect this activity to continue for the next two to three years. During 2013, we began testing a new element of store optimization, which is “revitalization” of stores where we currently have suitable store footprints and locations. These projects are intended to increase sales by bringing new store design elements featuring an expanded merchandise assortment, and an improved shopping experience to attract a broader and more diverse group of potential customers. In 2013, 28% of our total sales came through optimized stores. Our three- to five- year goal is to deliver 50% of our total sales through optimized stores.
•Merchandise Expansion: Sales in our merchandise expansion categories (including soft goods, fishing, paddle sports, and accessories) support the eCommerce and store optimization strategies and grew by 6.1% during 2013, whereas sales in our core categories declined by 2.9%, primarily as a result of reduced boat usage. Sales of merchandise expansion products represented 16.5% of total sales for 2013, up from 15.3% in 2012.
We achieved what we set out to do during the year with our growth initiatives and saw positive results even with the impact of extreme weather patterns throughout much of the year, and, as noted above, we expect to continue this momentum at an accelerated pace as we continue to reposition our Company into a broader waterlife outfitter. However, consistent with our pay-for-performance philosophy, none of our bonus-eligible associates, including our NEOs, earned an annual cash bonus award for fiscal 2013 because we did not achieve our financial goals.
2013 Say-on-Pay Results and Stockholder Outreach
At our 2013 Annual Meeting, 90.3% of votes cast by our stockholders were in favor of our Executive Compensation program. We are pleased that our stockholders approved and supported our efforts to offer a competitive Executive Compensation program that delivers stockholder value over the short and long-term. We also recognize that stockholder views can change as circumstances change, including those in our industry, our business, and changes resulting from economic and market influences. To ensure continued engagement with our stockholders, in 2013 our CEO and CFO reached out to a diverse mix of our institutional investors (who, with our founder and Chairman's holdings, represent an estimated 73% of our outstanding stock) to discuss a variety of topics, including our business initiatives, our governance practices and our Executive Compensation program. Additionally, our CFO and General Counsel held telephone conferences with leading proxy advisory firms to better understand any feedback, concerns or recommendations they had on these matters.
As a result of this outreach, we learned that our stockholders and other key stakeholders generally recognize and appreciate the changes we have made over the last few years to strengthen our governance and compensation practices and to accelerate investments in our growth strategies to drive performance both in the short and long term. They also noted a few key compensation and governance related areas for further improvement, particularly in reducing stockholder dilution. In response, over the last two years and continuing into 2014, we have addressed these matters by reducing the distribution of equity awards to our associates and by instituting a stock buyback program, both designed to reduce the impact on stockholder dilution and burn rate, with the understanding that it would take a few years to see the impact of those changes reflected in our Summary Compensation Table, since legacy awards will continue to vest for several years. For more information on our stockholder communication efforts see "Stockholder Communications/Stockholder Engagement" under the section entitled "Corporate Governance Framework" above.
Effective Corporate Governance Reinforces Our Compensation Program
In addition to the changes mentioned above, the following table highlights other changes we have made in our Executive Compensation program, including the compensation practices we have implemented to drive performance, achieve sustainable results, mitigate risk, encourage the attraction and retention of key talent and align with our stockholders' long-term interests:

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
☑	Clawback Policy adopted in 2013	☑	Employment agreements eliminated
☑
Increased performance-based pay - Annual bonus based on two key financial metrics - Long- term incentives include time -based restricted stock units ("RSUs") and added performance-based RSUs ("PVU's") for 2014
		☑	- No Guaranteed bonuses - Bonuses were not paid for 2013 (tied to company financial performance)
☑	Balanced mix of fixed base and variable performance-based pay	☑	There are no year-over-year significant increases in fixed base salary or variable pay
☑	Stock repurchase program adopted in 2013 (to mitigate stockholder dilution)	☑	Shifting from stock options to full value equity awards in 2013 and 2014
☑	Peer Group determined annually (in-line with stockholder advisory peer groups)	☑	No supplemental Executive retirement plans
☑	Perquisites limited to executive life insurance only	☑	Tax gross ups not permitted
☑	Robust Stock Ownership Policy for Executives and Directors	☑	Vested or unvested stock options and unvested performance-based RSUs not counted toward stock ownership target threshholds
☑	Require one-year holding period for equity awards purchased through Stock Buying Plan	☑	Hedging or pledging of Company securities not permitted by policy
☑
Require equity award retention ratios:
- 50% for stock option exercises and sale of stock
      purchased through our Stock Buying Plan
    - 75% for sale of RSUs or PVUs

Directors and Executives required to maintain threshold throughout term of service
☑
Equity Incentive Plan Provisions:
- Stockholder approval required for:
   * Re-pricing of underwater options/stock
      appreciation rights; and
   * Cash buyouts and voluntary surrender of
        underwater options
- No liberal share counting permitted (i.e., share
   pool is reduced by shares withheld on option
   exercise)
- Evergreen provisions not permitted

☑
Equity award grants: - No less than three year vesting period - 100% of fair market value grants - no discounts - Fixed grant dates - One and three year burn rate within industry cap - Fungible pool design (RSUs valued at two times options/stock appreciation rights)
		☑	- Enhanced benefits for change in control in severance arrangements not permitted - Automatic acceleration of vesting on change in control not allowed
☑	Double-trigger change in control for equity vesting (not automatic - requires Committee approval)	☑	Change in control agreements in equity awards not allowed
☑	Active Board and Committee oversight and risk management of compensation-related risk	☑	- New individual severance agreements not permitted - No unlimited upside (bonus and performance -based RSUs are capped)
☑	Reasonable Executive severance (well under three times the base salary plus bonus)	☑	Reasonable CEO compensation to next hightest paid Executive (at only 1.8x)
☑	Independent compensation committee consultant engaged	☑	No other services provided to Company by compensation consultant
☑	Increased stockholder and rating agency outreach	☑	No restriction to stockholder accessibility to our Board or Compensation and Leadership Development Committee
See also "Other Governance Practices" on page 13 of this Proxy Statement.
Executive Compensation Philosophy & Principles.
Our compensation philosophy is integrated with West Marine's mission statement which includes the principle that: “We will provide an open, supportive, challenging, team-oriented environment where our Associates can achieve job satisfaction, professional and personal growth, and be compensated based on company and individual performance.” This principle endures today in our Executive Compensation policies that link pay for performance and align the pay of our Executives with the interests of our stockholders by:

•	Maintaining a performance-based and risk-appropriate compensation package that aligns with long-term stockholder values;

•
Providing a competitive level of total compensation necessary to attract and retain talented and experienced Executives with relevant retail experience, who enjoy recreating on and around the water, and who are enthusiastic about our mission and culture; and

•
Appropriately motivating and rewarding our Executives to deliver high performance to our stockholders, customers and the communities in which we operate, to contribute to our short-and long-term success and to help drive total return to our stockholders.

A summary of the principal components of our Executive Compensation program and the purpose of each component are presented in the following table, with specifics of our program, including our compensation decision-making process, discussed in the sections following this table.

EXECUTIVE COMPENSATION PROGRAM PRINCIPAL COMPONENTS
Component	Key Characteristics	Link to Philosophy	Key Actions in 2013	Key Actions for 2014
Base Salary	• Fixed • Reviewed annually	• Provide reasonable and competitive fixed pay based on level of performance, contribution and experience, as well as relative position to peer companies • Attract and retain talented executives	• NEO base salary increases ranged from 0% to 5% • No increase in CEO salary	• Base salary increases for two NEOs at 3% • No increase in CEO salary • No increase for new Executive Vice President - Stores & Port Supply
Short-Term Incentive Award	• Variable • Performance-based ° Total sales ° Pre-tax profit	• Drive overall, business unit and individual performance year-to-year • Focus on growing net revenue, profitability, share of retail sales and delivering strategic business objectives	• Set minimum threshold for bonus eligibility • Set sliding scale for bonus payout at significant pre-tax profit and total sales metrics • Payout capped at 150% of target	No change except, revised payout cap to 200% of target
Long-Term Incentive Award	• Variable • Time-vested RSUs and stock options • Performance-based PVUs • Options and RSU value is based on appreciation in share price • PVU value is based on Return on Invested Capital ("ROIC")
• Align interests of Executives
  with stockholders and reward
  achievement of long-term
  performance goals

• Motivate Executives to deliver
   performance that will result in
   sustained long-term growth in
   West Marine's stock price

• Based on stockholder and proxy
   firm feedback ROIC was added
   as a 2014 performance metric
			• 50 /50% mix of RSUs to stock options (67/33% optons to RSUs intended, but lower volatility reduced the Black-Scholes value)	• Added PVUs measured by ROIC • Eliminated stock option grants and replaced with PVUs • 67 / 33% RSU to PVU mix
Health Benefits	• Fixed • NEOs participate in the same health plans as other associates	• Provide competitive levels of benefits that promote health and wellness	• No change	• No change
Retirement Plan	• Fixed • NEOs participate in the same retirement plans as other associates	• Provide competitive levels of benefits that promote financial security • Attract and retain talented executives	• No change	• No change

Perquisites	• Fixed • Limited to Executive life insurance premiums without tax gross-ups • NEOs participate in the same merchandise discounts as other associates	• Provide a business-related benefit to West Marine, and to assist in attracting and retaining Executives	• No change	• No change
Post Employment Compensation	• Fixed • Benefits provided under Executive Severance Plan or long-standing agreements • No change-in- control agreements	• Provide temporary levels of income following termination of employment • Attract and retain talented Executives • Provide competitive benefits	• Transitioning Executives to Severance Plan vs. agreement for new hires or promotions	• No change

Pay-for-Performance
In accordance with our pay-for-performance philosophy, we believe that variable direct compensation based on performance should increase as the scope of our associate's ability to influence our results increases. Since our NEOs have the greatest influence over our results, a significant portion of their overall compensation consists of performance-based cash and long-term equity incentives.

2013 Target Total Direct Compensation

This chart reflects the total target compensation mix for fiscal 2013 based on the aggregate target compensation for our NEOs. Target compensation mix is not the same as actual compensation for elements that are subject to performance contingencies.

2013 Target Compensation Mix
Base Salary
Cash Bonus
RSU's Time-Based
Stock Options
55.2% Performance-Based
44.8% Salary
6.3%
18.2%
44.8%
30.6%

2013 Realized Cash Compensation vs. Target

For 2013, our NEOs received, collectively, approximately 44.8% of their aggregate target cash compensation, which amount consisted of base salary. This chart shows the target cash compensation and actual cash compensation for fiscal 2013 based on the aggregate amounts for our NEOs, none of whom earned any cash bonus payments for 2013.

2013 Cash Compensation
% of Target Cash Compensation
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2013 Target Cash Comp
2013 Actual Cash Comp
Salary
Bonus

2011 - 2013 Equity Awards Grant Value vs. Realizable Value

This chart compares the value of equity awards set forth in the Summary Compensation Table (which reflects the grant value of equity awards to our NEOs over the 2011 through 2013 fiscal years(1) to the realizable value. Realizable value is calculated as the intrinsic value on December 31, 2013 of all stock option and RSU awards made to our NEOs between January 1, 2011 and December 31, 2013. This calculation is pre-tax and assumes that the NEOs held all RSUs after vesting. If applicable, exercised stock options are valued at the realized gain upon exercise).

Grant Value vs. Realizable Value
2011-2013 Equity Awards
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Hyde
Japinga
Moran
Kelley
SCT
Realizable

(1) Mr. Hyde was hired in 2012 and received grants in 2012 and 2013 and Mr. Kelley was not an NEO at the time his 2011, 2012 and 2013 equity grants were made.

West Marine Indexed Total Stockholder Return 2011 - 2013

In aggregate, the realizable value of equity awards made to our NEOs during this period is 2.5% greater than the summary compensation table value of the corresponding awards.  Over the same period, West Marine’s total shareholder return was 34%.(1)

West Marine Indexed TSR
1/1/2011 to 12/31/2013
150
125
100
75
50
25
0
2010
2011
2012
2013

(1) 2011 - 2013 TSR was calculated using West Marine's closing price as follows:
12/31/2010 = $10.58
12/30/2011 = $11.63
12/28/2012 = $10.69
10/27/2013 = $14.14

B. ROLES & RESPONSIBILITIES
Role of Our Compensation and Leadership Development Committee
Annually, our Committee reviews our Executive Compensation program in accordance with the principles summarized above, and more fully described in the Compensation and Leadership Development Charter found on our website at http://www.westmarine.com under the “Investor Relations.” Generally, our Committee reviews peer group and internal performance data, management recommendations based on evaluations of individual and overall performance, and recommendations from the independent compensation consultant retained by our Committee. As our Committee members make their compensation decisions, they are careful to ensure that compensation paid to our Executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, and that their decisions are transparent and easily understood.
Our Compensation and Leadership Development Committee reviewed each component of Executive Compensation for 2013, including salaries, annual incentive awards, the value of outstanding equity awards (vested and unvested), perquisites and other benefits, and believes that compensation was reasonable in its totality. Our Committee will continue to review total Executive Compensation at least annually.
Independence and Role of the Committee's Compensation Consultant
Our Compensation and Leadership Development Committee is authorized to retain any consultants as necessary or appropriate in making compensation decisions. In 2013, our Committee again retained FW Cook to provide advice regarding our Director and Executive Compensation programs, including peer group practices for base salary, performance-based bonus, long-term incentives and other compensation elements. FW Cook also advises our Committee on compensation program design, including stock ownership guidelines, regulatory requirements related to Executive Compensation, plans submitted to stockholders for approval, governance responsibilities and such other matters as assigned by the Committee.
Prior to engaging the compensation adviser employed by FW Cook (“Compensation Adviser”) to provide compensation-related services for our 2013 Executive Compensation program, our Committee, at its March 2013 meeting, considered the six independence factors set forth in the new NASDAQ listing rules adopted pursuant to Exchange Act Rule 10C-1and determined that the Compensation Adviser was independent.
The Compensation Adviser participates in Compensation and Leadership Development Committee meetings, reports directly to the Committee and supports the Committee's role by providing independent expertise on market practices, compensation program design and related subjects as described in the Section entitled "Principal Functions of Each Board Committee - Compensation and Leadership Development Committee” found on page 17 of this Proxy Statement. FW Cook and the Compensation Adviser provide services only as directed by the Committee and has no other relationship with West Marine. There were no fees paid to FW Cook for services that were not related exclusively to Director and Executive Compensation during fiscal year 2013.
Role of Management
Our CEO and Vice President of Human Resources provide input to the Committee on the level and design of Executive Compensation elements, including analyses and recommendations developed internally. Our CEO meets with the other Board members to review the performance of Executives at the vice-president level and above for the prior year. Our Board, without the CEO being present, also meets to review the CEO's performance and to discuss his compensation package.

C. DECISION MAKING PROCESS
Peer Group Benchmark Companies
Our Committee engages its Compensation Adviser to review annually the appropriateness of the peer group used to evaluate Executive Compensation. As Executive Compensation is sensitive to an organization's size, the Compensation Adviser's analysis generally includes companies in the specialty retail sector (retail apparel, specialty, automotive and home furnishing) within a reasonable sales range (between $355 million and $2.9 billion) and market cap (between $25 million and $3.6 billion) relative to West Marine's. Preference is given to companies who focus on lifestyle products.
In reviewing the results of Compensation Adviser's study, the Committee slightly revised our 2013 peer group as reflected in the following table ("Peer Group Benchmark Companies"), with West Marine being positioned near the median in terms of the key size criteria:

2013 Peer Group Benchmark Companies
($ in millions)
Company	Revenues ($)	Operating Income ($)	Operating Margin (%)	Market Cap ($)
Cabela's Incorporated	2,976	289	9.7	2,924
Fred's, Inc.	1,919	45	2.3	488
REI	1,798	116	6.5	n/a
The Finish Line, Inc.	1,457	124	8.5	962
Vitamin Shoppe	947	101	10.7	1,730
Big 5 Sporting Goods Corp.	940	19	2	283
Hibbett Sports, Inc	792	110	13.9	1,370
Monro Muffler Brake, Inc. *	694	81	11.6	1,092
West Marine, Inc.	670	26	3.9	252
Haverty Furniture Companies, Inc	670	5	0.8	360
Orchard Supply Hardware Stores Corporation	646	(21)	(3.3)	45
Zumiez, Inc.	629	70	11.1	609
MarineMax, Inc.	524	5	1	212
Trans World Entertainment Corporation *	488	18	3.7	110
Kirkland's, Inc. *	435	21	4.9	181
Sports Chalet	354	(2)	(0.6)	24

75th Percentile	1,202	106	10.2	1,060
Median	694	45	4.9	424
25th Percentile	577	12	1.5	189
* New Peer Company for 2013, replacing Cost Plus and Golfsmith International.
Market Data Provides a Reference Point for Compensation
Our Compensation and Leadership Development Committee believes that knowledge of market practices, particularly those of the Peer Group Benchmark Companies listed above, provides a framework for designing targeted levels for our Executive Compensation program. When our Committee reviews market data, they consider the 50th percentile (median) of our Peer Group Benchmark Companies as a reference point, as opposed to a policy, for positioning targeted total direct compensation. Our Committee generally considers a range within plus or minus 15% and 20% of the 50th percentile for total cash compensation (base salary plus target bonus) and for long-term incentive awards, respectively, to be an appropriate competitive range.
Our Committee does not have a formal policy or formula for allocating our Executives' total compensation between cash and non-cash compensation or between short-term and long-term compensation. Instead, our Committee follows a flexible approach, evaluating each element of Executive Compensation separately and then assessing the total against the comparative compensation data provided by FW Cook. This data is compiled from the Peer Group Benchmark Companies noted above, supplemented with companies with revenues ranging between $300 million and $700 million contained in the 2012 annual Mercer LLC/National Retail Federation US Retail Compensation and Benefits Survey,1 to ensure that total compensation is within the norms of the retail industry and for companies of the same relative size.
Our Committee also will evaluate other factors particular to a given NEO's situation, including an evaluation of the NEO's abilities and historic and anticipated future contributions, management's experience with recruiting and retaining such NEO in a given role relative to both the industry and the Company's geographic location, competitive survey data, internal equity considerations and other factors our Committee deems relevant at the time.

(1)
FW Cook reviewed recent proxy statements filed by our 15 peer companies referenced below and the base salary, annual cash compensation and total cash compensation data from the annual Mercer LLC/National Retail Federation 2012 US Retail Compensation and Benefits Survey with respect to companies with revenues between $300 million and $700 million, which covered 143 retail companies of which nine are in the Morningstar Industry Group - Specialty Retail index that we use as peer groups for the performance graph that appears in our Annual Report. The Mercer survey covered 7-Eleven, Inc., addidas America, Advance Auto Parts, Aeropostale, Inc., Ahold USA, Akzo Nobel, Inc., Alex Lee, Inc., Ascena Retail Group, Inc, Ashland Consumer Markets -  Valvoline, Avis Budget Group, Inc., Axcess Financial Services, Belk, Inc., Best Buy Enterprise Services, Big Lots, Inc., BJ's Wholesale Club, Inc., Boy Scouts of America, Brookstone, Inc., Build-A-Bear Workshop, Burlington Coat Factory, Caribou Coffee Company, CarMax, Inc., Carter's Inc., Charming Shoppes, Inc., Chevron Stations, Inc., Chipotle Mexican Grill, Inc., Christopher & Banks, Collective Brands, Inc., Cracker Barrel Old Country Store, Inc.,

Crate and Barrel, Crocs, Inc., CVS/Caremark, Deckers Outdoor Corporation, Delhaize America, DFS, Dick's Sporting Goods, Disney Stores, Dollar General Corporation, Dollar Tree, Inc., Dots, LLC, Eastern Mountain Sports, Event Network, Inc., Farmer's Home Furniture, FedEx Office, Follet Corporation, Foot Locker, Inc., Forever 21, Inc., GameStop, Inc., General Nutrition, Inc., Genesco, Inc., Genuine Parts, Giant Eagle, Inc., H&R Block, Inc., Haggar Clothing Company, Hallmark Cards, Inc., Hanesbrands, Inc., Harley-Davidson, Inc., Harris Teeter, Inc., Helzberg's Diamond Shops, Inc., Hennes and Mauriz, LP, Hess Corporation, Holiday Stationstores, Inc., Hot Topic, Inc., Ingles Markets, Inc., J.C. Penney Company, Inc., J. Crew, Jockey International Inc., Kohl's Corporation, Kum and Go, LC, L.L. Bean, Inc., LF USA, Limited Brands, Inc., Limited Stores LLC, Loblaw Companies Limited, Lord & Taylor, Lowe's Companies, Inc., LS Travel Retail North America, lululemon athletica usa, Luxottica Retail US, Macy's, Inc., Marathon Oil Company, Mars North America, McDonald's Corporation, McLendon Hardware, Inc., Molton Brown USA, Inc., Nash Finch Company, Navy Exchange Service Command, NBTY, Inc., Neiman Marcus Group, Nestle USA, Inc., New Balance Athletic Shoe, Inc., Nike, Inc., Office Depot, Oxford Industries, Inc., Panda Restaurant Group, Inc., Papa John's International, Inc., PETCO Animal Supplies, Inc., Phillips-Van Heusen Corporation, Pier 1 Imports, Inc., ProBuild Holdings, Inc., Publix Super Markets, Inc., QVC, Inc., Rack Room Shoes, Inc., Recovery Management Corporation, Recreational Equipment, Inc., Reebok International, Inc., Rite Aid Corporation, Saks, Incorporated, Savers, Inc., Shoe Carnival, Inc., Shoe Dazzle.com, Inc., Smile Brands, Inc., Spartan Stores, Inc., Spencer Gifts, LLC, SuperValu, The Coca-Cola Company, The Golub Corporation, The Kroger Company, The Pantry, Inc., The Sports Authority, Inc., The TJX Companies, Inc., The Walt Disney Company, Total Wine & More, Tractor Supply Company, TRP Acquisition, Inc., ULTA Salon, Cosmetics & Fragrance, Inc., Under Arnour, Inc., Universal Orlando, University Book Store, US Foods, Vail Resorts, Inc., Valero Energy Corporation, Vera Bradley, Inc., V. F. Corporation, Walgreen Company, Wal-Mart Stores, Inc., Warnaco, Inc., Wegmans Food Markets, Inc., Whole Foods Market, Inc., Winn-Dixie Stores, Inc., Zale Corporation and West Marine, Inc.

D. ELEMENTS OF EXECUTIVE COMPENSATION
On an annual basis, our Compensation and Leadership Development Committee reviews base salary, performance-based bonus target opportunity and long-term incentive grant value for each NEO to consider changes for the upcoming fiscal year. Benefits also are reviewed annually and changes are made less often.
The following shows a comparison of the annual base salary, potential bonus percentage and equity awards granted to each of our NEOs for fiscal year 2012 and 2013:

	Base Salary		Performance-Based Annual Cash Bonus As % of Base Salary		Equity Grants (in #s)
Name					Options	RSUs	Options	RSUs
	FY2013	FY2012	FY2013	FY2012	FY2013	FY2013	FY2012	FY2012
Matthew L. Hyde	$600,000	$600,000	100	N/A	26,667	26,667	100,000(1)	40,000 (1)
Thomas R. Moran	$349,781	$331,563	50	same	11,000	11,000	16,500	8,250
Barry Kelley	$320,000(2)	$275,000	40(3)	same	8,333(3)	8,333(3)	12,500(3)	6,250(3)
Ronald Japinga	$369,513	$357,067	50	same	11,000	11,000	16,500	8,250
Bruce Edwards	$286,483(4)	$372,115	50	same	11,000(5)	11,000(5)	16,500	8,250

(1)
Equity awards were granted as part of Mr. Hyde's new hire incentive compensation package in June of 2012. Of these, 60,000 constituted options granted as a new hire incentive and 40,000 were standard incentive compensation. The options have a term of seven years and vest over a three-year period. In additions, Mr. Hyde was awarded 40,000 RSUs (20,000 as a new hire incentive and 20,000 as regular compensation), which vest over a three-year period.

(2)	Reflects Mr. Kelley's salary increase effective December 5, 2013 upon his appointment as Executive Vice President-Stores & Port Supply.

(3)	Reflects Mr. Kelley's cash bonus percentage and equity awards while Senior Vice President - Port Supply prior to his promotion in December 2013.

(4)
Reflects Mr. Edwards' salary increase effective March 3, 2013. Mr. Edwards resigned as Executive Vice President of Stores, Port Supply and Direct-to-Consumer, effective September 20, 2013. Severance pay of $96,096 is not reflected in this amount.

(5)	Mr. Edwards received stock option grants and RSU awards on June 3, 2013: however, these grants and awards were forfeited on Mr. Edwards' employment termination date.
Base Salary
We use cash compensation (annual base salary) to provide meaningful but appropriate, stable compensation to all of our associates, including our Executives. Our Committee carefully reviews the salaries of executives at peer companies as summarized by FW Cook's report on Peer Group Benchmark Data to ensure that our Executives' salaries are consistent and competitive, considering factors such as the Executive's job scope and responsibilities, the competitive rates for similar positions as indicated by the Peer Group Benchmark Data, and the recommendations by our CEO and Vice President of Human Resources for each Executive's salary range. The Committee approves the salaries of our NEOs, but delegates authority to our CEO to set other Executive salaries within the approved range. In approving the range, our Committee also considers whether the particular Executive is expected to make a significant contribution in the Executive's position such that we would suffer a critical loss if the Executive left West Marine.
Merit increases are considered annually for all associates based on achievement of individual objectives (including personal, operational and financial performance targets specific to the responsibilities of each associate), as well as achievement of overall performance, using metrics such as sales growth, operating margins and cost containment. After the close of each fiscal year, individual performance is measured against these goals in evaluating increases to salary levels.

Between 2008 and 2011most of our Executives received no salary increases because of the economic climate. After carefully managing our expenses and realizing steady growth in sales and profitability, in 2012 our Compensation and Leadership Development Committee, based upon the recommendation of FW Cook, approved modest salary increases ranging from 2.5% to 4.2% for our NEOs, other than the CEO with no increase given to the CEO. For 2013, assessed against the base salaries of our Peer Group Benchmark Companies, FW Cook noted that the base salary for our CEO was positioned about 6% below the peer median and near the 25th percentile, while the other covered Executives were positioned within range of the median. As a result, our Committee provided a modest 3% merit increase to each NEO, except for our CEO, who declined to accept an increase, and our new Executive Vice President – Stores and Wholesale appointed in December 2013,who received an increase in base salary in connection with his promotion.
Annual Cash Incentive Compensation (Bonus)
We use annual incentive cash compensation at reasonable levels to reward short-term performance of our Executives, while focusing their attention on initiatives and actions believed to be important for achievement of our longer-term strategic goals. Our Compensation and Leadership Development Committee establishes incentive compensation to reward company-wide versus individual performance objectives by linking cash bonus awards to specific financial performance targets. Prior to the beginning of each year, our Executives propose key financial thresholds for the year that are believed to be challenging, but attainable, targets, and these targets are then evaluated and approved by our Compensation and Leadership Development Committee.
Under our annual bonus program, each Executive is given a target bonus equal to a fixed percentage of base salary. The target percentage ranges from 25% to 100% of base salary, with the percentage increasing based on job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on job scope and responsibilities, and position within the Company. Our CEO's target bonus percentage in 2013 was 100% of his base salary and the target bonus percentage for our other NEOs was 50%.
In order to be eligible for a bonus payout, our plan required the achievement of two financial metrics: pre-bonus, pre-tax profit (weighted as 70%) and total sales (weighted at 30%). The following chart shows the potential and actual bonus payouts made to our NEO's for fiscal year 2013 (in millions):

Performance Metrics	Weighting	Minimum $ Threshold for Payout	Minimum % Payout	Target Amount for 100% Payout	Allocation of 100% Payout(2)	Target Amount for Maximum 140% Payout	Allocation of Maximum 140% Payout(2)	Actual % Met	Actual $ Met
Pre-bonus, Pre-tax Profit(1)	70%	$28.4	35%	$36.0	70%	$43.5	98%	—%	$15.4
Total Company Sales	30%	$674.1	15%	$723.4	30%	$726.0	42%	—%	$663.2
Total	100%		50%		100%		140%	—%

(1)
Pre-bonus, pre-tax profit is defined as net income before taxes adjusted to exclude expenses related to gain from foreign currency conversion, bonus accruals for all bonus-eligible stores, support center and distribution center associates and any unusual, non-operating items as approved by the Committee (no such unusual or non-operating items were present in 2013).

(2)	The bonus payout potential increased on a sliding scale to 100% for meeting stretch, or target, goals with a maximum bonus payout potential of 140%.

No bonus was paid to our NEO's or other bonus-eligible associates because we failed to meet our financial performance metrics for fiscal year 2013.

Long-Term Equity Incentive Compensation
Our Compensation and Leadership Development Committee views long-term equity-based compensation as a critical component of the overall Executive Compensation program. The principal objectives for long-term equity-based compensation are to:

•	Strengthen the link among our financial performance, stockholder value and long-term incentive compensation;

•	Promote increased equity ownership by our Executives;

•	Encourage Executive retention through use of multiple-year vesting periods; and

•	Provide competitive levels of total compensation to our Executives.
We structure overall compensation so that a significant portion of Executive Compensation is realized only when our stock price increases.
In furtherance of these goals, our stockholder-approved Equity Incentive Plan permits a variety of equity awards, and historically we have provided our Executives long-term equity incentive compensation through awards of stock options. However, in 2011, our Committee began varying the mix of equity awards to include RSUs and, for 2013, our Committee looked at increasing the mix of awards to a 67% RSU/33% stock option mix , believing that this would create a structure and pay mix that is consistent with best practices, provide grant values at competitive levels, assist in efforts to reduce our burn rate to the median of our Peer Group Benchmark Companies and help to minimize stockholder dilution. However, lower volatility reduced the Black-Scholes value of the stock options, resulting in the issuance of an equal number of options to RSUs.
Our Executives and other management-level associates generally receive equity awards once each year (historically the first business day in June for 2013 and, for 2014 forward, the first business day in March), and the number of shares awarded is determined by job level. All equity awards to our NEOs are approved by our Compensation and Leadership Committee. For other associates (including certain management-level associates), the Committee approves equity awards available to be granted based on the associate's job level, and a committee comprised of our CEO, CFO and Vice President of Human Resources is then authorized to determine the number of equity awards granted to these associates within certain parameters per job level up to the overall number of awards pre-approved by the Compensation and Leadership Development Committee. Awards to newly-hired associates are granted effective as of the 10th business day of the calendar month following the associate's date of hire, and off-cycle grants (i.e., due to promotion) are granted effective as of the third business day following the release of quarterly earnings which occurs immediately after the date of the promotion. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.
For 2013, our Committee again engaged FW Cook to advise them on whether our long-term equity compensation practices are consistent with market trends, and based on the Peer Group Benchmark Data, FW Cook found our equity incentive programs to be competitive. See "- Elements of Executive Compensation" above for equity awards granted to our NEOs in 2013. In line with peer group practices, stock options and RSUs awarded to our Executives in 2013 vest annually over a three-year period, commencing on the one-year anniversary of the grant date, at a rate of 33%, 33% and 34%, respectively. Stock options have a term of seven years.
Performance-Based RSUs Added for 2014
During 2013, our Compensation and Leadership Development Committee continued to review best practices of our Peer Group Benchmark Companies, the recommendations from our stockholders and the analysis from the proxy advisory firms in connection with our long-term incentive plan. As a result, in February of 2014, our Committee approved long-term incentive awards for Executives with a 67/33% ratio of total long-term equity incentive compensation of RSUs to PVUs, with the latter tied to ROIC. The Committee believed this split would best balance the long-term focus on stockholder value creation and our compensation objective of retaining our leadership team, particularly as we continue to evolve our Company from a core boating supply company to a broader waterlife outfitter.
The performance cycle for these PVUs is the same as our 2014 fiscal year. The ROIC performance measure was set at the beginning of our performance cycle. At the end of the performance cycle, the percent of the target award earned will be determined pursuant to a payout matrix that the Committee established. Once the performance cycle ends, the actual PVUs earned are then subject to an additional two-year cliff vesting requirement, which means that the participant must remain continuously employed with the company during the year in which the PVU vests before the participant vests in any of the PVUs for that year. Following vesting, upon determination by our Committee, the PVUs are paid out in shares of West Marine common stock.
The payout matrix sets forth a range of payout percentages relative to the company’s actual ROIC results for the 2014 fiscal year. The company views ROIC as the appropriate metric as many of our stockholders measure our performance against ROIC, and ROIC closely aligns with our strategic objectives of disproportionately investing in our store optimization, eCommerce and merchandise expansion strategies for increased profitability over the near and long-term.
The payout percentages under the payout matrix ranges from 0% to 150%. The performance goal and actual awards of PVUs will be determined as follows:

Performance Level	FY 2014 (“FY 2014”) Ending ROIC Performance Goal	PVU % Awarded Based on ROIC % Achieved
Threshold	5.61%	50%
Target	6.34%	100%
Maximum	6.87%	150%

No PVUs will be awarded if our fiscal year 2014 ending ROIC performance goal is below 5.61%; no PVUs in excess of 150% will be awarded under any circumstances; and the number of PVUs awarded at performance levels between threshold and target and between target and maximum will be interpolated on a straight-line basis.

E. COMPENSATION RISK ANALYSIS
Our Committee reviewed and assessed with management and FW Cook our compensation policies and plans, including the design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk mitigation features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Moreover, our Committee considered the following compensation programs attributes as mitigating risk-taking incentives: that our Executive Compensation program is overseen by our Committee comprised solely of independent Directors; base salaries are fixed and do not create any inappropriate incentive for risk-taking; our incentive-based cash compensation program contains a blend of performance measures designed to motivate sustained performance in key strategic areas and has a capped payout; for 2014, we provided for a performance component in the form of PVUs measured by ROIC , with vesting requirements over a three-year period; our Stock Ownership Policy serves to ensure that our Directors and Executives subject to the policy are committed to long-term performance and sustained stock price growth; and in 2013 we implemented a Clawback Policy as described below.
In its assessment, our CEO and our Compensation and Leadership Development Committee reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. Based on this review, our Committee believes that the Company’s Executive Compensation programs are aligned with the interests of stockholders, appropriately rewards pay for performance, and do not create incentives for inappropriate risk-taking by any of our associates, including Executives.
For more information about our Compensation and Leadership Development Committee's management of risks arising from our compensation policies and programs, see "Risk Management Oversight" under "Corporate Governance Framework" on page 11 of this Proxy Statement.

F. CLAWBACK POLICY
One of the objectives of our Executive Compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In the event of a material financial restatement (whether or not fraud or other intentional misconduct was involved) our Compensation and Leadership Development Committee, in its discretion, refers the matter and its recommendation as to an appropriate remedy to the full Board for consideration. Our Board may determine to recover the incentive compensation (e.g., cash bonus and PVUs) paid to any of our NEOs and may terminate his or her employment, depending on the particular facts and circumstances giving rise to the restatement. In its discretion, our Compensation and Leadership Development Committee or the Board also may decline to seek recovery under the Clawback Policy.

G. STOCK OWNWERSHIP POLICY
To better link the interests of management and stockholders, our Compensation and Leadership Development Committee has determined that our Executives at the senior vice president level and above should acquire and maintain during the term of their employment a significant amount of our equity to ensure that their interests are aligned with those of our stockholders. Our Committee also has acknowledged that the acquisition of our equity should not represent a significant financial burden on these associates.
The multiple of base salary to be directly or indirectly owned in common stock by our NEOs depends on the Executive's role with West Marine, as shown below. The Committee has assigned these particular multiples to match or exceed market practice, and to represent a significant portion of the overall compensation package to reinforce the alignment of management's decision-making with stockholder interests.

Stock Ownership Multiples of Base Salary
Position	Multiple of Base Salary
CEO & President - Matthew L. Hyde	4x
Executive Vice Presidents - Tom Moran, Barry Kelley and Ronald Japinga	1.5x
Senior Vice Presidents	1x

Position	Multiple of Annual Retainer
Non-employee Directors	6x
For purposes of determining stock ownership, owned shares include:

•	Common stock

•	Shares purchased through our Stock Buying Plan

•	Time-vested RSUs (vested and unvested)

•	Shares retained upon exercise of stock options

•	Vested PVUs (after performance is determined)
Ownership shares do not include:

•	Unvested or vested stock options

•	Unvested PVUs

Our Compensation and Leadership Development Committee reviews ownership levels on a quarterly basis to ensure compliance with this policy by our covered Directors and Executives.
Share Thresholds, Holding Periods and Retention Ratios
To ensure that progress is made toward ownership goals and that ownership thresholds are maintained once met, our Committee required the following provisions in our Stock Ownership Policy:

•	A one-year holding period for any stock purchased through our Stock Buying Plan;

•	Executives are required to hold shares until stock ownership requirements are met as follows:

◦	50% of the after-tax shares from exercised options and stock purchased under our Stock Buying Plan; and

◦	75% of the after-tax shares from RSUs and PVUs must be retained by our Executives subject to the Stock Ownership Policy;

•	Executives must maintain the stock ownership threshold requirement for the term of his or her employment; and

•	Directors must maintain the stock ownership threshold for so long as they serve on our Board.

H. LIMITED PERQUISITES AND PERSONAL BENEFITS
We provide our Executives with certain perquisites and other personal benefits that our Compensation and Leadership Development Committee believes are reasonable and consistent with our overall Executive Compensation program and philosophy. These benefits are provided in order to enable us to attract and retain these Executives. The perquisites and benefits provided to our Executives are reviewed by the Committee at least annually to determine if they are still reasonable and appropriate in light of all facts and circumstances, including the competitive environment.
We do not provide perquisites for former and/or retired Executives, such as lifetime benefits or car allowances.
In order to help protect an Executive's family in the event of death, we provide our Executives with additional term life insurance (over the amount generally provided to other management-level associates) ranging from $500,000 for assistant vice presidents to $1,500,000 for our CEO. However, Mr. Hyde did not elect to receive additional life insurance during 2013. We do not provide any tax gross-ups.
Additionally, historically, on a case-by-case basis, we have paid sign-on bonuses to recruit certain Executives to our organization and have assisted certain Executives with relocations, including temporary housing allowances, transportation allowances and cost of living assistance for home purchases in the Monterey Bay area. These benefits generally are individually negotiated. In 2013, we did not pay any sign-on bonuses to Executives, but we reimbursed to Mr. Hyde the remaining $267 in relocation expenses incurred for his move from Washington to California and we also paid relocation expenses of $84,848 for our Senior Vice President of Marketing to move from Atlanta, Georgia to Santa Cruz, California.
Our Executives also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including:

•	Merchandise discounts

•	Use of company-owned equipment (such as use of the company-leased sailboat, kayaks and other equipment)

•	Ability to exchange for cash up to 80 hours of accrued paid time off per year

•	Participation in our Stock Buying Plan

•	Group health, life and disability coverage
In addition to their paid time off, all store general managers, Port Supply market team managers, and Support Center and distribution center associates at a director-level and above, including Executives, who reach 10 years or more of service may elect to take a paid sabbatical equal to six weeks for most such associates and eight weeks for Executives. This sabbatical plan was created by our founder and Chairman of the Board, Randy Repass, to reward associates for their performance, subject to their managers' approval, and to provide these associates with the opportunity to pursue business-related educational programs or other activities affording them fresh insights and/or perspectives about improving operations, and/or allowing them to pursue community service or non-academic goals. We believe that this sabbatical program provides significant value to our stockholders by allowing our associates to avoid job burn out, and return to work with a refreshed and renewed outlook on improving their individual and overall company performance. Unused sabbaticals may not be exchanged for cash.
All qualifying associates, including our Executives, are eligible to participate in our 401(k) savings plan and may make salary deferrals up to the maximum annual deferral permitted by the Internal Revenue Code (the "Code") (in 2013, this limit was $17,500 in regular deferral, and $5,500 in catch up deferral for participants over age 50). West Marine matches 33% of each dollar deferred up to 5% of the participant's annual compensation.
Historically, our Executives and certain other management-level associates were offered participation in our deferred compensation plan, which permitted the participants to defer the receipt of income to a future date (e.g., retirement). While we had the discretion to make matching and other contributions to the deferred compensation plan on behalf of participants, we did not make any. In January 2011, based on the recommendation of the Company's benefits advisory board, our Compensation and Leadership Development Committee elected to freeze plan participation and future contributions for 2011 forward.

We do not provide any other type of retirement benefits to our Executives.

I. POST EMPLOYMENT & SEVERANCE ARRANGEMENTS/ NO CHANGE-IN-CONTROL AGREEMENTS
In addition to the compensation elements described above, we also provide our Executives at the vice president level and above with severance arrangements, which are a common characteristic of compensation for key employees in the retail industry. Due to our size relative to other public companies, we believe that severance benefits are necessary to help us attract and retain necessary skilled and qualified Executives to continue to execute on our strategic initiatives and grow our business.
Our severance arrangements do not contain any single-trigger change-in-control provisions.
Executive Severance Plan
Our Board, upon the recommendation of its Compensation and Leadership Development Committee, approvedour amended West Marine, Inc. Executive Officer Severance Plan (the "Severance Plan") effective for any Executive at the Vice President level who was hired after such date. This Severance Plan is in effect for our current CEO, Matt Hyde, and our Executive Vice President of Stores and Wholesale, Barry Kelley. It is not in effect for our CFO, Tom Moran or our Executive Vice President of Merchandising, Replenishment and Logistics, Ron Japinga, because they entered into separate agreements prior to the effective date of the Severance Plan.
The Severance Plan provides that if the eligible Executive's employment is involuntarily terminated without cause or if his or her employment is terminated for good reason, such Executive will be entitled to receive certain severance benefits as follows:

•	Cash severance payments equal to the weekly rate of base salary for the applicable severance period based on years of service as set forth in the chart below (“Cash Severance”).

POSITION	LESS THAN 1 YEAR	1 YEAR OR MORE BUT LESS THAN 5 YEARS	5 YEARS OR MORE
Chief Executive Officer/President	52 weeks	60 weeks	78 weeks
Executive Vice President	35 weeks	40 weeks	52 weeks
Senior Vice President	27 weeks	31 weeks	40 weeks
Vice President / Regional Vice President	17 weeks	20 weeks	26 weeks

◦
Cash Severance, is payable in substantially equal installments over the severance period on regularly-scheduled payroll dates, subject to applicable deductions and withholdings, and commencing as of the first payroll date following forty-five days following termination.

◦	Cash Severance is reduced to the extent participants receive compensation from other sources.

•	Annual Cash Bonus. If termination occurs during the second half of a fiscal year, the Executive will receive a pro-rata bonus, if any.

•
Equity. Executive may exercise his or her vested stock options in accordance with the terms of his or her stock option award agreement (generally 90 days). Unexercised vested stock options and unvested stock options, RSUs or PVUs automatically are forfeited.

•	Death of a Participant. All severance benefits immediately cease upon death.

•	Re-employment During Severance Period. Severance benefits terminate if the Executive is re-employed by West Marine.

•	Tax Withholding. We may withhold for payroll taxes and the Executive is responsible for all taxes.

•	Section 409A. Payments are subject to Section 409A of the Code for any Executive defined as "specified employee" thereunder.
Other NEO Severance Arrangements
Messrs. Moran and Japinga are the only remaining NEOs with separate serverance agreements that were entered into prior to the effective date of the Severance Plan. The summary terms of each such agreement are outlined in the chart below. Each agreement was negotiated at arms' length and approved by the appropriate Committee in place at the time each agreement was entered into.

Summary Provisions of Serverance Agreements
Name	Thomas R. Moran	Ronald Japinga
Position	EVP - CFO	EVP - Merchandising, Replenishment and Logistics
Type of Post Employment Compensation (1)	Cash Severance	Cash Severance
Effective Date Agreement	December 2006 (amended Sept 2007)	September 2004
Triggering Event	Termination for any reason other than cause, death or disability, including constructive termination	Termination for any reason other than cause, death or disability
Cash Payment Term & Amount	12 months of base salary (2)	12 months of base salary
Bonus	Pro-rated bonus (3)	Pro-rated bonus (3)
Medical	None	Group health insurance benefits for 12 months (4)
Equity	Exercisability of vested stock options for 90 days (5)	Exercisability of vested stock options for 15 months (5)
(1) All agreements contain standard general release, non-disparagement and non-solicitation provisions in exchange for such consideration.
(2) Severance amounts are reduced by the amount of compensation earned or paid either as a result of new employment or serving as an independent consultant.
(3) If termination occurs after the first six months of the year for which the bonus relates.
(4) Subject to termination with new health plan.
(5) Unvested equity awards are forfeited on termination.
Additionally, our former Executive Vice President of Stores, Port Supply and Direct to Consumer, Bruce Edwards, voluntarily resigned his position on September 4, 2013. In light of Mr. Edwards' extensive career with West Marine, our Board approved a separation agreement dated September 4, 2013 providing for, among other things, the following severance benefits ("Separation Agreement"): (i) a cash severance payment of $177,408, which was an amount equal to twenty-four (24) weeks (“Severance Period”) of his annual base salary; (ii) continued medical and/or dental insurance coverage at the Company’s cost, subject to any portion of the costs required to be contributed by Mr. Edwards, over the Severance Period, until the earlier to occur of the end of the Severance Period or Mr. Edwards' employment with another company (or self-employment); (iii) no reimbursement to the Company of amounts paid over his sabbatical period (as employment customarily is required for one year following return to work); and (iv) under the terms of the Equity Incentive Plan and respective Equity Award Agreements (collectively, the “Award Agreements”) (A) Mr. Edwards forfeited any stock options and any RSUs that had not vested as of September 20, 2013, his employment termination date, and (B) he was entitled to exercise any vested stock options under the Award Agreements during the ninety (90) day period following his employment termination date. No cash bonus was earned for any NEO for 2013, including Mr. Edwards. Under the terms of the Separation Agreement, Mr. Edwards is bound by, among other provisions, a full release of all claims related to his employment with the Company and customary non-solicitation, confidentiality, cooperation and non-disparagement obligations.
For a summary of the compensation and benefits that would have been paid to Messrs. Hyde, Moran, Japinga, and Kelley if their employment with West Marine had terminated as of December 28, 2013, see “NEO Post-Employment Summary Payment Tables” on page 45 of this Proxy Statement.

J. TAX DEDUCTIBILITY
Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our NEOs unless certain requirements are met. Our Compensation and Leadership Development Committee monitors the applicability of Section 162(m) in connection with compensation payable to West Marine's Executives. In this regard, only Mr. Hyde's compensation reasonably might not be fully deductible, and the non-deductible amount would be only a portion of his annual bonus payment. Although the Committee may consider tax deductibility in connection with future compensation decisions, it believes that it is generally not in our stockholders' interest to restrict the Committee's discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Committee may approve compensation that is not fully deductible.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation and Leadership Development Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with West Marine's management, and based on the review and discussions, the Compensation and Leadership Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into West Marine's annual report on Form 10-K for the fiscal year ended December 28, 2013.

March 26, 2014	Compensation and Leadership Development Committee
Dennis F. Madsen, Chair Barbara L. Rambo Christiana Shi James F. Nordstrom, Jr.
The Compensation and Leadership Development Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Summary Compensation Tables
The following table sets forth certain information for fiscal years 2013, 2012, and 2011 concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to our NEOs, including our former Executive Vice President of Stores, Port Supply and Direct-to-Consumer, Bruce Edwards:

Name and Principal Position	Year	Salary ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Matthew L. Hyde Chief Executive Officer	2013	600,000	311,737	108,850	—	6,042	1,026,629
	2012	311,538	473,600	474,798	340,000	13,408	1,613,344
Thomas R. Moran Chief Financial Officer	2013	346,571	128,590	44,900	—	6,817	526,878
	2012	331,563	84,563	67,756	93,788	7,738	585,408
	2011	325,000	85,470	70,517	74,239	3,878	559,104
Ronald Japinga Executive Vice President of Merchandising, Replenishment and Logistics	2013	367,442	128,590	44,900	—	19,590	560,522
	2012	357,067	84,563	67,756	101,002	13,147	623,535
	2011	350,000	85,470	70,517	79,949	3,878	589,814
Barry Kelley(1) Executive Vice President of Stores and Wholesale	2013	286,500	97,413	34,014	—	8,864	426,791

Bruce Edwards(2) Former Executive Vice President of Stores, Port Supply and Direct-to-Consumer	2013	286,483	—	—	—	135,326	421,809
	2012	372,115	84,563	67,756	105,259	7,170	636,863
	2011	360,000	85,470	70,517	82,234	3,878	602,099

(1)
Mr. Kelley was promoted to the position of Executive Vice President of Stores and Wholesale effective December 5, 2013 and is paid an annual salary of $320,000. Prior to his promotion, Mr. Kelley held the position of Senior Vice President of Port Supply.

(2)
Mr. Edwards resigned as Executive Vice President of Stores, Port Supply and Direct-to-Consumer, on September 4, 2013 and his last date of employment was September 20, 2013. For more information regarding payments and other benefits paid to Mr. Edwards, see “Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 37 and "NEO Post-Employment Summary Payment Tables” on page 45 of this Proxy Statement. Mr. Edwards' annual base salary was $384,384 until his resignation.

(3)	Includes any employee contributions to our 401(k) and non-qualified deferred compensation plans.

(4)
This column shows the aggregate grant date fair value of RSUs granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2013, see Note 2 to our consolidated financial statements set forth in our annual report on Form 10-K for the fiscal year ended December 28, 2013 (“2013 Financial Statements”).

(5)
This column shows the aggregate grant date fair value of stock options granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2013, see Note 2 to our 2013 Financial Statements.

(6)
No performance bonus was earned in 2013. Amounts for 2012 represent a performance bonus earned for fiscal year 2012, paid in 2013. Amounts for 2011 represent a performance bonus earned for fiscal year 2011 paid in 2012. With respect to the amounts reported under this column for 2012 and 2011, we previously included these payments in a column captioned "Bonus" in the summary compensation tables in our prior proxy statements but have included such payments under the "Non-Equity Incentive Plan Compensation" column in this Proxy Statement to more accurately reflect the treatment of such compensation.

(7)	The amounts reported as All Other Compensation for 2013 consist of the following:

Name	401(k) Plan Matching	Life Insurance Premiums	Executive Relocation(8)	Payout of Accrued Paid-Time-Off	Post-Employment/ Severance Payments
Matthew L. Hyde	$5,775	$—	$267	$—	$—
Thomas R. Moran	2,957	3,860	—	—	—
Ronald Japinga	3,215	2,370	—	14,005	—
Barry Kelley	2,258	1,106	—	5,500	—
Bruce Edwards	2,769	—	—	36,461	96,096

(8)
On May 15, 2012, the Board of Directors approved Mr. Hyde's employment offer, which included reimbursement for reasonable relocation expenses for his move from Seattle, Washington to the greater Watsonville, California area. This amount reflect remaining expenses paid in 2013 related to Mr. Hyde's relocation.

Grants of Plan-Based Awards in 2013
The following table sets forth information regarding certain plan-based awards granted to our NEOs during fiscal year 2013.

Name	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Grant Date	Date Approved(2)	Awards of Stock Options Under Equity Incentive Plan (#Sh)	Awards of Restricted Stock Units Under Equity Incentive Plan (#Sh)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Threshold ($)	Target ($)	Maximum ($)
Matthew L. Hyde	300,000	600,000	840,000	June 3, 2013	March 13, 2013	26,667	26,667	11.69	420,587
Thomas R. Moran	86,643	173,286	242,600	June 3, 2013	March 13, 2013	11,000	11,000	11.69	173,490
Ronald Japinga	91,861	183,721	143,250	June 3, 2013	March 13, 2013	11,000	11,000	11.69	173,490
Barry Kelley	71,625	143,250	200,550	June 3, 2013	March 13, 2013	8,333	8,333	11.69	131,427
Bruce Edwards(4)	71,621	143,242	200,538	June 3, 2013	March 13, 2013	11,000	11,000	11.69	173,490

(1)
The Company did not achieve the threshold performance targets and, therefore, no performance bonus was earned in 2013. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Annual Cash Incentive Compensation (Bonus)."

(2)
The Compensation and Leadership Development Committee met and approved the awards on March 13, 2013, but the awards were made effective as of June 3, 2013 in accordance with the terms of our Equity Incentive Plan and Equity Award Grant Policy, with an exercise price determined as of the effective date.

(3)
Represents the grant date fair value of the stock option grant and RSU award. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2013 Financial Statements.

(4)
Mr. Edwards, our former Executive Vice President of Stores, Port Supply and Direct-to-Consumer, resigned effective September 20, 2013. Mr. Edwards received stock option grants and RSU awards on June 3, 2013; however, these grants and awards were forfeited on Mr. Edwards' termination date.

Under the Severance Plan, Messrs. Hyde and Kelley, and under his agreement, Mr. Moran, upon a termination without cause or for good reason, each has the right for a period of 90 days to continue to exercise any stock options that are vested on the date of the termination or resignation for good cause, as applicable. Under his agreement, Mr. Japinga has the right for a period of 15 months following a termination without cause to exercise any stock options that are vested on that date. Mr. Edwards' separation agreement provided for a period of ninety (90) days to exercise vested stock options following his employment termination date. He exercised all options within that 90 day window. For more information, see “Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 37 of this Proxy Statement.
West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods or change of vesting or forfeiture conditions).

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding stock options and outstanding RSU awards held by our NEOs and outstanding as of December 28, 2013.

	Option Awards				Restricted Stock Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)
Matthew L. Hyde	—	26,667	11.6900	June 3, 2020	26,667(3)	377,071
	33,000	67,000(1)	11.8400	July 16, 2019	26,800(3)	378,952
Thomas R. Moran	—	11,000(1)	11.6900	June 3, 2020	11,000(3)	155,540
	5,445	11,055(1)	10.2500	June 1, 2019	5,528(3)	78,166
	11,001	5,499(1)	10.3600	June 1, 2018	2,749(3)	38,871
	33,000	—(2)	10.9700	June 1, 2015
Ronald Japinga	—	11,000(1)	11.6900	June 3, 2020	11,000(3)	155,540
	5,445	11,055(1)	10.2500	June 1, 2019	5,528(3)	78,166
	11,001	5,499(1)	10.3600	June 1, 2018	2,749(3)	38,871
	33,000	—(2)	10.9700	June 1, 2015
Barry Kelley	—	8,333(1)	11.6900	June 3, 2020	8,333(3)	117,829
Bruce Edwards(4)	—	—	—	—	—	—

(1)
These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of seven years from the date of grant, subject to earlier termination. See “Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables” for a description of earlier termination events.

(2)
These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, subject to earlier termination. See "Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables” for a description of earlier termination events.

(3)	Grants made in 2012 and 2013 vest in three installments of 33%, 33% and 34% on each anniversary of the grant date.

(4)
Mr. Edwards, our former Executive Vice President of Stores, Port Supply and Direct-to-Consumer, resigned effective September 20, 2013. Mr. Edwards received stock option grants and RSU awards on June 3, 2013, however, these grants and awards were forfeited on Mr. Edwards' resignation date. Mr. Edwards exercised and sold all In-the-Money exercisable stock options during 2013.

Option Exercises and Restricted Stock Unit Vesting
The following table sets forth information related to the exercise of stock options and the vesting of RSUs during fiscal year 2013.

	Stock Options		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew L. Hyde	—	—	13,200	158,796	(5)
Thomas R. Moran(1)	11,220	76,262	5,471	63,682	(6)
Ronald Japinga(2)	8,240	53,690	5,471	63,682	(6)
	7,700	50,074
	20,276	134,933
	33,000	208,959
Barry Kelley(3)	15,000	109,200	3,728	43,394	(6)
	1,354	10,517
	8,646	67,007
	20,000	133,900
Bruce Edwards(4)	18,368	137,938	5,471	63,682	(6)
	5,775	35,890
	5,000	31,822
	5,000	31,775
	5,000	26,816
	2,325	15,589
	4,106	7,062
	3,894	6,698
	2,356	4,524
	7,388	14,185
	256	492
	324	704
	7,176	15,238
	7,500	18,150
	11,001	24,532
	5,039	11,287
	406	909

(1)
Mr. Moran was awarded 8,250 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. Mr. Moran also was awarded 8,250 RSUs on June 1, 2012 with a vesting to occur in three equal installments, on June 1, 2013, June 1, 2014 and June 1, 2015. Mr. Moran exercised 11,220 stock options and sold 7,510 of the underlying shares in March 2013.

(2)
Mr. Japinga was awarded 8,250 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. Mr. Japinga was also awarded 8,250 RSUs on June 1, 2012 with a vesting to occur in three equal installments, on June 1, 2013, June 1, 2014 and June 1, 2015. In addition, Mr. Japinga exercised 69,216 stock options and sold 55,536 of the underlying shares from January 25, 2013 through November 4, 2013.

(3)
Mr. Kelley was awarded 5,000 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. Mr. Kelley also was awarded 6,250 RSUs on June 1, 2012 with a vesting to occur in three equal installments, on June 1, 2013, June 1, 2014 and June 1, 2015. In addition, Mr. Kelley exercised 45,000 stock options and sold 36,503 of the underlying shares in February 2013.

(4)
Mr. Edwards was awarded 8,250 RSUs on June 1, 2011 and the first two tranches vested on June 1, 2012 and June 1, 2013, respectively. The third tranche of this award was forfeited on Mr. Edwards' termination date of September 20, 2013. Mr. Edwards also was awarded 8,250 RSUs on June 1, 2012 and the first tranche vested on June 1, 2013. The second and third tranches were forfeited on Mr. Edwards' termination date of September 20, 2013. In addition, Mr. Edwards exercised 90,914 stock options and sold 83,389 of the underlying shares from February 25, 2013 through November 27, 2013.

(5)	Based on a price per share of $12.03, which was the average share price of West Marine's common stock on the NASDAQ Global Market on July 16, 2013, the date the RSUs vested.

(6)	Based on a price per share of $11.64, which was the average share price of West Marine's common stock on the NASDAQ Global Market on May 31, 2013, the date the RSUs vested.

Nonqualified Deferred Compensation
The following table sets forth information regarding deferrals, earnings and distributions under the West Marine Deferred Compensation Plan for fiscal year 2013 and the deferred compensation account balance as of fiscal year end:

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)	Aggregate earnings in last fiscal year ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 28, 2013 ($)
Matthew L. Hyde	—	—	—	—	—
Thomas R. Moran	—	—	—	—	—
Ronald Japinga	—	—	—	—	—
Barry Kelley	—	—		—	—
Bruce Edwards(1)	—	—	27,132	24,292	94,172

(1)	Mr. Edwards elected to receive an in-service payout over a five-year period commencing in April 2010. The balance of his deferred compensation will be paid to Mr. Edwards during 2014.
Prior to the end of fiscal 2010, eligible associates were able to defer the receipt of up to 50% of base salary and up to 100% of bonus and other cash incentive compensation under our deferred compensation plan. Our Compensation and Leadership Development Committee approved the suspension of participant contributions to the deferred compensation plan beginning in 2011. In the event the Plan is unfrozen, West Marine may elect to make matching contributions or other discretionary contributions to the deferred compensation plan but has not done so to date. Amounts deferred under the plan are credited with earnings at market rates, based upon the participant’s choice of investments. The participant may elect to change an investment choice at any time. In 2013, the reference funds for the investments earned the following rates of return:

West Marine, Inc.
Deferred Compensation Plan — 2013 Annual Returns
MSF BlackRock Money Market	—%
Western Asset U.S. Government	(0.74)%
MIST Clarion Global REIT	3.76%
Legg Mason Social Awareness	18.71%
T. Rowe Price Large Cap Growth	38.77%
MFS Total Return	18.75%
Janus Aspen Global Research	28.08%
Harris Oakmark International	30.80%
Frontier Mid Cap Growth Port	32.63%
Russell 2000 Index Portfolio	38.55%
Dreyfus Opport Small Cap	48.55%
MFS MetLife Stock Index	31.78%

NEO POST-EMPLOYMENT SUMMARY PAYMENT TABLES

The following tables summarize the compensation and benefits each NEO would have been entitled to receive under the Severance Plan or his individual severance agreement if his employment with West Marine had terminated as of December 28, 2013. The tables do not include amounts payable under the deferred compensation plan, the 401(k) plan or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., stock purchase plan, group health, group term life, accidental death and disability and long-term disability) because termination of employment will not automatically trigger payment or payout of any such benefit. For more information see "Compensation Discussion and Analysis–Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 37 of this Proxy Statement.

Mr. Hyde:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
Compensation:
Base Salary	—	$600,000	—	$600,000	—
Benefits and Perquisites:
Accrued vacation pay	$29,538	$29,538	$29,538	$29,538	$29,538
Total:	$29,538	$629,538	$29,538	$629,538	$29,538
(1) Our severance arrangements do not contain any single-trigger change-in-control provisions.
Mr. Moran:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
Compensation:
Base Salary	—	$349,773	—	$349,773	—
Benefits and Perquisites:
Life insurance proceeds	—	—	—	—	750000 (2)
Accrued vacation pay	$21,094	$21,094	$21,094	$21,094	21,094
Total:	$21,094	$370,867	$21,094	$370,867	$21,094
(1) Our severance arrangements do not contain any single-trigger change-in-control provisions.
(2) In 2014, Mr. Moran's life insurance proceeds will increase to $1,000,000 as a result of his promotion to Executive Vice President.
Mr. Japinga:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
Compensation:
Base Salary	—	$369,512	—	$369,512	—
Benefits and Perquisites:
Post-termination health care	—	$4,033	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$36,212	$36,212	$36,212	$36,212	36,212
Total:	$36,212	$409,757	$36,212	$405,724	$1,036,212
(1) Our severance arrangements do not contain any single-trigger change-in-control provisions.

Mr. Kelley:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
Compensation:
Base Salary	—	$320,000	—	$320,000	—
Benefits and Perquisites:
Life insurance proceeds	—	—	—	—	$600,000
Accrued vacation pay	$22,587	$22,587	$22,587	$22,587	22,587
Total:	$22,587	$342,587	$22,587	$342,587	$622,587
(1) Our severance arrangements do not contain any single-trigger change-in-control provisions.

Bruce Edwards resigned his position as Executive Vice President - Stores, Port Supply and eCommerce effective September 20, 2013, and pursuant to his Separation Agreement, he received the severance benefits as described under "Compensation Discussion and Analysis–Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 37 of this Proxy Statement.

VI.	NON-EMPLOYEE DIRECTOR COMPENSATION

Annual Compensation Package
Our Board believes that Director compensation should be competitive with other companies of similar size and performance and be paid in the form common stock to align the interests of Directors with those of our stockholders. In March of 2013, our Compensation and Leadership Development Committee commissioned FW Cook to perform a comparative study of Director compensation for the same peer group used for Executive Compensation. The study noted that overall, the independent Director compensation program was well-designed, but FW Cook recommended a few changes in compensation to keep pace with governance trends and best practices. As a result, upon the Committee's recommendation, our Board approved the changes to Director compensation commencing with the March 2013 meetings as reflected in the following chart and continuing through fiscal year 2014.

DIRCTOR COMPENSATION ITEM(1)	FY 2013 and FY 2014
Board Retainer	• $40,000
Board Meeting Fee	• No fees up to seven scheduled (plus two unscheduled) meetings • $2,000 per any additional meeting
Compensation and Leadership Committee Retainer	• Member: $7,500 • Chair: $15,000 (no change)
Nomination and Governance Committee Retainer	• Member: $5,000 • Chair: $10,000
Audit and Finance Committee Retainer	• Member: $13,000 (no change) • Chair: $20,000 (no change)
Lead Director Retainer	• $15,000
Chairman of Board Retainer(2)	• $115,000 • No other cash/Board fees • No equity awards
Annual Equity Grant(3)	• $50,000

(1)	All annual Board and Committee retainers are paid in quarterly installments.

(2)
Our Chairman of the Board, Randolph K. Repass, started receiving his $115,000 retainer in March 2013. Mr. Repass beneficially owns 6,502,776 shares, or approximately 26.7%, of our outstanding common stock. Mr. Repass has not been granted any stock options since our initial public offering in 1993 and receives no other cash compensation.

(3)	All equity awards are granted as in accordance with the following terms:

•	Granted on the date of each annual meeting.

•	Granted in the form of RSUs (except a Director may elect to receive up to 50% in the form of stock options).

•	RSUs, as full value shares, count as 2x the shares granted to every one stock option granted.

•	The options are granted with an exercise price equal to 100% of the fair market value of West Marine's common stock on the grant date and have a term of seven years.

•	All options and RSUs vest on the earlier of one year following the date of grant or the subsequent year's annual meeting date.

Expense Reimbursement
Travel Reimbursement: Our independent Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred by them that are incidental to their Committee and Board service.
Medical Benefits: Independent Directors are not eligible to participate in our health plan.
Merchandise Discounts: For his or her term, a Director may participate in the merchandise discount program which is made available to all associates.
Directors who are associates of West Marine receive no compensation for serving on the Board.

Non-Employee Director Summary Compensation Table
The following table sets forth certain information for fiscal year 2013, concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to Mr. Repass and the independent Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)		Total ($)
Randolph K. Repass	111,539	—	—		111,539
Dennis F. Madsen	60,001	49,973	19,322	(4)	129,296
Barbara L. Rambo	85,500	49,973	—		135,473
James F. Nordstrom, Jr.	47,500	49,973	—		97,473
Robert D. Olsen(1)	36,500	49,973			86,473
Alice M. Richter	65,000	49,973	—		114,973
Christiana Shi	60,500	49,973	—		110,473
David McComas(2)	22,500	—	—		22,500

(1)
Mr. Olsen was appointed to the Board at the 2013 Annual Meeting at which time his cash compensation for Committee and Board service commenced. Upon such appointment, he also received equity awards commensurate with those granted to our other independent Directors.

(2)	Mr. McComas received pro-rated Director fees through the 2013 Annual Meeting.

(3)
These two columns show the aggregate grant date fair value of restricted stock awards and stock options granted in 2013 to our independent Directors. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by our independent Directors. For a description of the methodology and assumptions used to determine the amounts recognized in 2013, see Note 2 to the 2013 Financial Statements.

(4)
In 2012, Mr. Madsen was the only Director who elected to receive half of his annual equity award in stock options. When West Marine issued the equity award to Mr. Madsen, it inadvertently issued the same number of stock options as he had received in restricted stock, even though he should have received a higher number of stock options because each stock option has a lower economic value than a share of restricted stock. To correct this, the Board approved the issuance of additional stock options to Mr. Madsen as of the date of the 2013 Annual Meeting with an exercise price equal to the greater of the market price of our common stock as of the 2012 Annual Meeting or the 2013 Annual Meeting. Because the market price of our common stock as of the date of the 2013 Annual Meeting was higher than it was as of the date of the 2012 Annual Meeting, Mr. Madsen received additional stock options such that the Black-Scholes valuation of the new option grant was equal to the Black-Scholes value of the additional options he should have received as of the 2012 Annual Meeting.

The following table sets forth information regarding stock options and restricted stock awards held by Directors (other than our CEO, Matthew Hyde) and outstanding as of December 28, 2013:

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Nonexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)
Randolph K. Repass	—	—	—	—	—	—
Dennis F. Madsen	—	—	—	—	4,053	57,309
	4,664	—	$12.3300	May 17, 2019
	2,027	—	$9.8700	May 19, 2019
James F. Nordstrom, Jr.	—	—	—	—	4,053	57,309
Robert D. Olsen(2)	—	—	—	—	4,053	57,309
Barbara L. Rambo	—	—	—	—	4,053	57,309
	3,000	—	$5.9700	May 20, 2014
Alice M. Richter	—	—	—	—	4,053	57,309
Christiana Shi	—	—	—	—	4,053	57,309
David McComas(3)	3,000	—	$17.2650	May 11, 2015	—	—
	2,000	—	$26.2800	May 12, 2014

(1)	Based on a price per share of $14.14 which was the closing share price of our common stock on the NASDAQ Global Market on December 27, 2013.

(2)	Mr. Olsen was appointed to the Board at our Annual Meeting that was held on May 16, 2013.

(3)	Mr. McComas will be able to exercise such stock options for the balance of the remaining term of each award.

VII.	OTHER INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about West Marine’s equity compensation plans as of December 28, 2013. All outstanding awards relate to West Marine’s common stock.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans/arrangements approved by securityholders	1,699,886 (1)	$12.13 (1)	1,641,531 (2)
Equity compensation plans/arrangements not approved by securityholders	—	—	—

(1)
Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 346,384 RSUs issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Stock Buying Plan as the number of shares issuable and the exercise price under that Plan will not be determinable until the end of the current offering period, April 30, 2014.

(2)
Consists of shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 422,100 shares of common stock currently reserved for issuance under the Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock; (ii) each Director; (iii) each NEO; and (iv) all Directors and NEOs as a group, the number of shares and percentage of common stock beneficially owned as of March 17, 2014. As of the close of business on March 17, 2014, there were outstanding 24,364,884 shares of common stock of West Marine.

	Common Stock Beneficially Owned as of March 17, 2014(1)
Beneficial Owner	Number of Shares		Percent
Randolph K. Repass	6,502,776	(2)	26.7%
Matthew L. Hyde	63,800	(3)	*
Thomas R. Moran	110,505	(4)	*
Ron Japinga	115,521	(4)	*
Barry Kelley	75,857	(4)	*
Dennis F. Madsen	18,575	(5)	*
James F. Nordstrom, Jr.	4,053	(5)	*
Robert D. Olsen	4,053	(5)	*
Barbara L. Rambo	22,040	(5)	*
Alice M. Richter	22,241	(5)	*
Christiana Shi	11,960	(5)	*
All Directors and current executive officers as a group (11 persons)	6,951,381	(6)	28.5%

Bruce Edwards	31,332		*

Franklin Resources, Inc.	3,280,561	(7)	13.5%
Dimensional Fund Advisors LP	1,951,528	(8)	8.0%
Royce & Associates, LLC	1,507,296	(9)	6.2%
Select Equity Group, L.P.	1,258,993	(10)	5.2%
Paradigm Capital Management, Inc.	1,158,454	(11)	4.8%

*	Less than one percent.

(1)	Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.

(2)
The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100. Includes 234,600 shares held by Mr. Repass’ spouse, 274,915 shares held in trust for Mr. Repass’ minor son, 161,700 shares held in trust for Mr. Repass' adult son, 40,400 shares held in trust for the benefit of Mr. Repass’ grandchildren and 358,201 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 5,432,960 shares and is deemed to have shared voting and dispositive power with respect to 234,600 shares. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation.

(3)
Includes stock options exercisable within 60 days to purchase 41,800 shares. Includes 22,000 restricted stock units that vest in three installments of 33%, 33% and 34% on each anniversary of the grant date.

(4)
Includes stock options exercisable within 60 days to purchase shares as follows: Thomas R. Moran, 64,020 shares; Ronald Japinga, 64,020 shares; and Barry Kelley, 48,999 shares. Includes RSUs that vest in 60 days as follows: Thomas R. Moran, 15,505 shares; Ronald Japinga, 14,580 shares; and Barry Kelley, 10,059 shares.

(5)
Includes stock options exercisable within 60 days to purchase shares as follows: Dennis F. Madsen, 6,691 shares; and Barbara L. Rambo, 3,000 shares. Includes RSUs that vest on May 15, 2014 as follows: Dennis F. Madsen, 4,053 shares; James F. Nordstrom, Jr., 4,053 shares; Robert D. Olsen, 4,053 shares; Barbara L. Rambo, 4,053 shares; Alice M. Richter, 4,053 shares; and Christiana Shi, 4,053 shares. On March 24, 2014, Ms. Rambo exercised 3,000 stock options and retained 825 shares of our common stock.

(6)	Includes stock options exercisable within 60 days to purchase 228,530 shares and RSUs that vest in 60 days equaling 86,462 shares.

(7)
The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G/A filed February 20, 2014 reporting beneficial ownership as of December 31, 2013 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Templeton Investments Corp. and Franklin Advisory Services, LLC to the effect that (a) each (directly or indirectly) has dispositive and voting power over these shares to the extent disclosed therein and (b) these shares are held by investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. The business address for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The business address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4 and the business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(8)
The information contained in the table and this footnote with respect to Dimensional Fund Advisors LP is based solely on a statement on Schedule 13G/A filed February 10, 2014 reporting beneficial ownership as of December 31, 2013 by Dimensional Fund Advisors LP to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,886,967 shares. The business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)
The information contained in the table and this footnote with respect to Royce & Associates, LLC is based solely on a statement on Schedule 13G/A filed January 17, 2014 reporting beneficial ownership as of December 31, 2013 by Royce & Associates, LLC to the effect that it has sole dispositive and voting power over all of these shares. The business address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(10)
The information contained in the table and this footnote with respect to George S. Loening is based solely on a statement on Schedule 13G filed February 14, 2014 reporting beneficial ownership as of December 31, 2013 by Mr. Loening to the effect that Select Equity Group L.P. has dispositive and voting power over 1,258,993 shares. Mr. Loening is the controlling shareholder of Select Equity Group. The business address for Select Equity Group and Mr. Loening is 380 Lafayette Street, 6th Floor, New York, New York, 10003.

(11)
The information contained in the table and this footnote with respect to Paradigm Capital Management, Inc. is based solely on a statement on Schedule 13G filed February 14, 2014 reporting beneficial ownership as of December 31, 2013 by Paradigm Capital Management, Inc. to the effect that it has sole dispositive and voting power over all of these shares. The business address for Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires executive officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish West Marine with copies of all Section 16(a) forms they file.
Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from December 30, 2012 to December 28, 2013, our NEO, Directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a).
OTHER MATTERS
As of the date of this proxy statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements,” including statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 28, 2013. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq. Secretary
Watsonville, California
April 4, 2014

Annex A

West Marine

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 14, 2014.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/WMAR**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 & 3.

1. To elect eight directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Randolph K. Repass	☐	☐	☐	02 - Matthew L. Hyde	☐	☐	☐	03 - Dennis F. Madsen	☐	☐	☐
04 - James F. Nordstrom, Jr.	☐	☐	☐	05 - Robert D. Olsen	☐	☐	☐	06 - Barbara L. Rambo	☐	☐	☐
07 - Alice M. Richter	☐	☐	☐	08 - Christiana Shi	☐	☐	☐				

Proposal	For	Against	Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 3, 2015.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the company's named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

8 2 A M

01RWWA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — West Marine, Inc.

PROXY FOR 2014 ANNUAL MEETING OF STOCKHOLDERS — MAY 15, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randolph K. Repass and Matthew Hyde, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2014 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the company's headquarters located at 500 Westridge Drive, Watsonville, California, on May 15, 2014, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of each of the eight director nominees listed on the reverse side, FOR ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors for the fiscal year ending January 3, 2015, FOR the approval of named executive officer compensation, and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued and to be voted on reverse side.)